UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EASTMAN KODAK COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2006 ANNUAL MEETING
AND PROXY STATEMENT

Date of Notice March 27, 2006

EASTMAN KODAK COMPANY
343 STATE STREET
ROCHESTER, NEW YORK 14650

T A B L E O F C O N T E N T S

PROXY STATEMENT
1	Notice of the 2006 Annual Meeting of Shareholders

QUESTIONS & ANSWERS
2	Questions & Answers
7	Householding of Disclosure Documents
7	Audio Webcast of Annual Meeting

PROPOSALS
8	Management Proposals
8	Item 1 —	Election of Directors
8	Item 2 —	Ratification of the Audit Committee’s Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm
8	Shareholder Proposal
8	Item 3 —	Shareholder Proposal Requesting Recoupment of Executive Bonuses in the Event of a Restatement

BOARD STRUCTURE AND CORPORATE GOVERNANCE
11	Introduction
11	Corporate Governance Guidelines
11	Business Conduct Guide and Directors’ Code of Conduct
11	Board Independence
11	Audit Committee Financial Qualifications
12	Board of Directors
15	Committees of the Board
17	Committee Membership
17	Compensation Committee Interlocks and Insider Participation
17	Governance Practices
19	Director Compensation
21	2005 Compensation of Non-Employee Directors

BENEFICIAL OWNERSHIP
22	Beneficial Security Ownership of More Than 5% of the Company’s Common Stock
23	Beneficial Security Ownership of Directors, Nominees and Executive Officers
EXECUTIVE COMPENSATION
25	Summary Compensation Table
27	Indebtedness of Management
28	Base Salary
28	Short-Term Variable Pay Plan
28	Stock Option Program
29	Option/SAR Grants in Last Fiscal Year
30	Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
30	Stock Options and SARs Outstanding Under Shareholder-and Non-Shareholder-Approved Plans
31	Long-Term Incentive Plan
32	Employment Contracts and Arrangements
34	Change in Control Arrangements
35	Deferred Compensation
36	Retirement Plan

COMMITTEE REPORTS
39	Report of the Audit Committee
40	Report of the Corporate Responsibility and Governance Committee
43	Report of the Executive Compensation and Development Committee

PERFORMANCE GRAPH AND REPORTING COMPLIANCE
49	Performance Graph — Shareholder Return
50	Section 16(a) Beneficial Ownership Reporting Compliance

EXHIBITS
51	Exhibit I —	Corporate Governance Guidelines
59	Exhibit II —	Audit and Non-Audit Services Pre-Approval Policy

ANNUAL MEETING INFORMATION
61	2006 Annual Meeting Directions and Parking Information

CORPORATE DIRECTORY
62	Board of Directors and Corporate Officers

N O T I C E O F 2 0 0 6 A N N U A L M E E T I N G
A N D P R O X Y S T A T E M E N T

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 10, 2006 at 10:00 a.m. at The Learning Center at Miami Valley Research Park, 1900 Founders Drive, Dayton, OH. You will be asked to vote on management and shareholder proposals. This Proxy Statement and the enclosed proxy card are being mailed to you on or about March 27, 2006.

Whether or not you attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy card or voting instruction card. Please review the instructions on your proxy or voting instruction card regarding each of these voting options. We encourage you to use the internet, as it is the most cost-effective way to vote.

We look forward to seeing you at the Annual Meeting and would like to take this opportunity to remind you that your vote is very important.

Sincerely,

Antonio M. Perez
Chairman of the Board

NOTICE OF THE 2006 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 10, 2006 at 10:00 a.m. at The Learning Center at Miami Valley Research Park, 1900 Founders Drive, Dayton, OH. The following proposals will be voted on at the Annual Meeting:

1.	Election of the following directors for a term of two years or until their successors are duly elected and qualified:
Martha Layne Collins, Timothy M. Donahue, Delano E. Lewis and Antonio M. Perez.

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

3.	Shareholder proposal requesting recoupment of executive bonuses in the event of a restatement.

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST item 3.

If you were a shareholder of record at the close of business on March 13, 2006, you are entitled to vote at the Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0205, (585) 724-5492.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, call the Coordinator, Shareholder Services.

By Order of the Board of Directors

Laurence L. Hickey
Secretary and Assistant General Counsel
Eastman Kodak Company
March 27, 2006

Questions & Answers

Q.	Why am I receiving these proxy materials?
A.

Our Board of Directors (the Board) is providing these proxy materials to you in connection with Kodak’s 2006 Annual Meeting of shareholders (the Annual Meeting). As a shareholder of record, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. The approximate date on which this Proxy Statement and enclosed proxy card are being mailed to you is March 27, 2006.

Q.	What am I voting on?
A.

The Board is soliciting your proxy in connection with the Annual Meeting to be held on Wednesday, May 10, 2006 at 10:00 a.m. at The Learning Center at Miami Valley Research Park, 1900 Founders Drive, Dayton, OH, and any adjournment or postponement thereof. You are voting on the following proposals:

	1.	Election of the following directors for a term of two years or until their successors are duly elected and qualified:
Martha Layne Collins, Timothy M. Donahue, Delano E. Lewis and Antonio M. Perez.

	2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

	3.	Shareholder proposal requesting recoupment of executive bonuses in the event of a restatement.

Q.	What are the voting recommendations of the Board?
A.	The Board recommends the following votes:

		•	FOR each of the director nominees.
		•	FOR ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
		•	AGAINST the shareholder proposal.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A.

Most Kodak shareholders hold their shares through a broker or other nominee (beneficial ownership) rather than directly in their own name (shareholder of record). As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered in your name with Kodak’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Kodak. As the shareholder of record, you have the right to grant your voting proxy directly to Kodak or a third party, or to vote in person at the Annual Meeting. Kodak has enclosed or sent a proxy card for you to use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares and you are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker has the discretion to vote on routine corporate matters presented in the proxy materials without your specific voting instructions, but with respect to any non-routine matter over which the broker does not have discretionary voting power, your shares will not be voted without your specific voting instructions. When the broker does not have discretionary voting power on a particular proposal and does not receive voting instructions from you, the shares that are not voted are referred to as “broker non-votes.”

Q.	Will any other matter be voted on?
A.

We are not aware of any other matters you will be asked to vote on at the Annual Meeting. If you have returned your signed proxy card or otherwise given the Company’s management your proxy, and any other matter is properly brought before the Annual Meeting, Antonio M. Perez and Laurence L. Hickey, acting as your proxies, will vote for you in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Annual Meeting.

Q.	How do I vote?
A.	There are four ways to vote, if you are a shareholder of record:

• By internet at www.computershare.com/us/proxy. We encourage you to vote this way.
• By toll-free telephone: (800) 652-VOTE (8683).
• By completing and mailing your proxy card.
• By written ballot at the Annual Meeting.

Your shares will be voted as you indicate. If you return your signed proxy card or otherwise give the Company’s management your proxy, but do not indicate your voting preferences, Antonio M. Perez and Laurence L. Hickey will vote your shares FOR items 1 and 2 and AGAINST item 3. As to any other business that may properly come before the Meeting, Antonio M. Perez and Laurence L. Hickey will vote in accordance with their best judgment, although the Company does not presently know of any other business.

If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.

Q.	What happens if I do not give specific voting instructions?
A.

If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Meeting. If you hold your shares through a broker, bank or other nominee, and do not provide your broker with specific voting instructions:

•

Your broker will have the authority to exercise discretion to vote your shares with respect to item 1 (election of directors) and item 2 (ratification of auditors) because they involve matters that are considered routine.

• Your broker will not have the authority to exercise discretion to vote your shares with respect to item 3 (the shareholder proposal) because it involves a matter that is considered non-routine.

Q.	What is the deadline for voting my shares?
A.

If you are a shareholder of record and vote by internet or telephone, your vote must be received by 12:01 a.m., Eastern Time, on May 10, 2006, the morning of the Annual Meeting. If you are a shareholder of record and vote by mail or by written ballot at the Annual Meeting, your vote must be received before the polls close at the Annual Meeting.

If you are a beneficial owner, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Annual Meeting, only if you provide a legal proxy obtained from your broker, trustee or nominee at the Annual Meeting.

Q.	Who can vote?
A.

To be able to vote your Kodak shares, the records of the Company must show that you held your shares as of the close of business on March 13, 2006, the record date for the Annual Meeting. Each share of common stock is entitled to one vote.

Q.	Can I change my vote or revoke my proxy?
A.	Yes. If you are a shareholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:

• Entering a timely new vote by internet or telephone;
• Returning a later-dated proxy card; or
• Notifying Laurence L. Hickey, Secretary and Assistant General Counsel.

You may also complete a written ballot at the Annual Meeting.

If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.

Q.	What vote is required to approve each proposal?
A.	The following table describes the voting requirements for each proposal:

Item 1 —	Election of Directors	The director nominees receiving the greatest number of votes will be elected.

Item 2 —	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm	To be approved by you, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.

Item 3 —	Shareholder Proposal requesting recoupment of executive bonuses in the event of a restatement	To be approved by you, the shareholder proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.

Q.	Is my vote confidential?
A.

Yes. Only the inspectors of election and certain individuals who help with processing and counting the votes have access to your vote. Directors and employees of the Company may see your vote only if the Company needs to defend itself against a claim or if there is a proxy solicitation by someone other than the Company. Therefore, please do not write any comments on your proxy card.

Q.	Who will count the vote?
A.	Computershare Trust Company, N.A. will count the vote. Its representatives will be the inspectors of election.

Q.	What shares are covered by my proxy card?
A.

The shares covered by your proxy card represent all the shares of Kodak stock you own, including those in the Eastman Kodak Shares Program and the Employee Stock Purchase Plan, and those credited to your account in the Eastman Kodak Employees’ Savings and Investment Plan and the Kodak Employees’ Stock Ownership Plan. The trustees and custodians of these plans will vote your shares in each plan as you direct. You have one vote for each share of Kodak common stock you own on the record date with respect to all business at the Annual Meeting.

Q.	What does it mean if I get more than one proxy card?
A.

It means your shares are in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, Computershare Trust Company, N.A. at (800) 253-6057.

Q.	Who can attend the Annual Meeting?
A.

If the records of the Company show that you held your shares as of the close of business on March 13, 2006, the record date for the Annual Meeting, you can attend the Annual Meeting. Seating, however, is limited. Attendance at the Annual Meeting will be on a first-come, first-served basis, upon arrival at the Annual Meeting. Photographs will be taken and videotaping conducted at the Annual Meeting. We may use these images in publications. If you attend the Annual Meeting, we assume we have your permission to use your image.

Q.	What do I need to do to attend the Annual Meeting?
A.	To attend the Annual Meeting, please follow these instructions:

• If you vote by using the enclosed proxy card, check the appropriate box on the card.
• If you vote by internet or telephone, follow the instructions provided for attendance.
• If you are a beneficial owner, bring proof of your ownership with you to the Annual Meeting.
• To enter the Annual Meeting, bring the Admission Ticket attached to your proxy card or printed from the internet.
• If you do not have an Admission Ticket, go to the Special Registration desk upon arrival at the Annual Meeting.

Seating at the Annual Meeting will be on a first-come, first-served basis, upon arrival at the Annual Meeting.

Q.	Can I bring a guest?
A.

Yes. If you plan to bring a guest to the Annual Meeting, check the appropriate box on the enclosed proxy card or follow the instructions on the internet or telephone. When you go through the registration area at the Annual Meeting, be sure your guest is with you.

Q.	What is the quorum requirement of the Annual Meeting?
A.

A majority of the outstanding shares on May 10, 2006 constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes, other than where stated, will be counted in determining the quorum, but neither will be counted as votes cast. On March 13, 2006, there were 287,221,927 shares outstanding.

Q.	Can I nominate someone to the Board?
A.

Our by-laws provide that any shareholder may nominate a person for election to the Board so long as the shareholder follows the procedure outlined in the by-laws as summarized below. This is the procedure to be followed for direct nominations, as opposed to recommendations of nominees for consideration by our Corporate Responsibility and Governance Committee.

The complete description of the procedure for shareholder nomination of director candidates is contained in our by-laws. A copy of the full text of the by-law provision containing this procedure may be obtained by writing to our Secretary at our principal executive offices. Our by-laws can also be accessed at www.kodak.com/go/governance. For purposes of summarizing this procedure, we have assumed: 1) the date of the up-coming annual meeting is within 30 days of the date of the annual meeting for the previous year; and 2) if the size of the Board is to be increased, that both the name of the director nominee and the size of the increased Board are publicly disclosed at least 120 days prior to the first anniversary of the previous year’s annual meeting. Based on these assumptions, a shareholder desiring to nominate one or more candidates for election at the next annual meeting must deliver written notice of such nomination to our Secretary, at our principal office, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.

The written notice to our Secretary must contain the following information with respect to each nominee: 1) the proposing shareholder’s name and address; 2) the number of shares of the Company owned of record and beneficially by the proposing shareholder; 3) the name of the person to be nominated; 4) the number of shares of the Company owned of record and beneficially by the nominee; 5) a description of all relationships, arrangements and understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; 6) such other information regarding the nominee as would have been required to be included in the Proxy Statement filed pursuant to the proxy rules of the Securities and Exchange Commission (SEC) had the nominee been nominated, or intended to be nominated, by the Board, such as the nominee’s name, age and business experience; and 7) the nominee’s signed consent to serve as a director if so elected.

Persons who are nominated in accordance with this procedure will be eligible for election as directors at the annual meeting of the Company’s shareholders.

Q.	What is the deadline to propose actions for consideration at the 2007 annual meeting?
A.

For a shareholder proposal to be considered for inclusion in Kodak’s Proxy Statement for the 2007 annual meeting, the Secretary of Kodak must receive the written proposal at our principal executive offices no later than November 27, 2006. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary
Eastman Kodak Company
343 State Street
Rochester, NY 14650-0218

For a shareholder proposal that is not intended to be included in Kodak’s Proxy Statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Kodak common stock to approve that proposal, provide the information required by the by-laws of Kodak and give timely notice to the Secretary of Kodak in accordance with the by-laws of Kodak, which, in general, require that the notice be received by the Secretary of Kodak:

	•	not earlier than the close of business on January 10, 2007, and
	•	not later than the close of business on February 9, 2007.

If the date of the shareholder meeting is moved more than 30 days before or 30 days after the anniversary of the 2006 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in Kodak’s Proxy Statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

	•	90 days prior to the meeting, and
	•	10 days after public announcement of the meeting date.

You may contact our Secretary at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making shareholder proposals. Our by-laws can also be accessed at www.kodak.com/go/governance.

Q.	How much did this proxy solicitation cost?
A.

The Company hired Georgeson Shareholder Communications, Inc. to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $18,500 plus reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Directors, officers and employees of the Company may solicit proxies and voting instructions in person, by telephone or other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with these solicitations.

Q.	What other information about Kodak is available?
A.	The following information is available:
	•	Annual Report on Form 10-K
	•	Transcript of the Annual Meeting
	•	Plan descriptions, annual reports and trust agreements and contracts for the pension plans of the Company and its subsidiaries
	•	Diversity Report; Form EEO-1
	•	Health, Safety and Environment Annual Report on Kodak’s website at www.kodak.com/go/HSE
	•	Corporate Responsibility Principles on Kodak’s website at www.kodak.com/US/en/corp/principles
	•	Corporate Governance Guidelines on Kodak’s website at www.kodak.com/go/governance
	•	Business Conduct Guide on Kodak’s website at www.kodak.com/US/en/corp/principles/businessConduct.shtml
	•	Eastman Kodak Company by-laws on Kodak’s website at www.kodak.com/go/governance
	•	Charters of the Board’s Committees on Kodak’s website at www.kodak.com/go/governance
	•	Directors’ Code of Conduct on Kodak’s website at www.kodak.com/go/governance
	•	Kodak Board of Directors Policy on Recoupment of Annual Incentive Bonuses in the Event of a Restatement Due to Fraud or Misconduct at www.kodak.com/go/governance

You may request printed copies of any of these documents by contacting:
Coordinator, Shareholder Services
Eastman Kodak Company
343 State Street
Rochester, NY 14650-0205
(585) 724-5492

The address of our principal executive office is:
Eastman Kodak Company
343 State Street
Rochester, NY 14650

HOUSEHOLDING OF DISCLOSURE DOCUMENTS

The SEC has adopted rules regarding the delivery of disclosure documents to shareholders sharing the same address. This rule benefits both you and Kodak. It reduces the volume of duplicate information received at your household and helps Kodak reduce expenses. Kodak expects to follow this rule any time it distributes annual reports, proxy statements, information statements and prospectuses. As a result, we are sending only one copy of this Proxy Statement and Kodak’s Annual Report to multiple shareholders sharing an address, unless we receive contrary instructions from one or more of these shareholders. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, please contact Kodak’s transfer agent, Computershare Trust Company, N.A., by calling their toll-free number, (800) 253-6057, or by mail at P.O. Box 43016, Providence, RI 02940-3016.

If you would like to receive your own set of Kodak’s disclosure documents in future years, follow the instructions described below. Similarly, if you share an address with another Kodak shareholder and together both of you would like to receive only a single set of Kodak’s disclosure documents, follow these instructions:

•

If your Kodak shares are registered in your own name, please contact Kodak’s transfer agent, Computershare Trust Company, N.A., and inform them of your request by phone: (800) 253-6057, or by mail: P.O. Box 43016, Providence, RI 02940-3016.

•

If a broker or other nominee holds your Kodak shares, please contact ADP and inform them of your request by phone: (800) 542-1061, or by mail: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number.

AUDIO WEBCAST OF ANNUAL MEETING AVAILABLE ON THE INTERNET

Kodak’s Annual Meeting will be webcast live. If you have internet access, you can listen to the webcast by going to Kodak’s Investor Center webpage at www.kodak.com/US/en/corp/investorCenter/investorsCenterHome.shtml.

This webcast is listen only. You will not be able to ask questions.

The Annual Meeting audio webcast will remain available on our website for a short period of time after the Annual Meeting.

Information included on our website, other than our Proxy Statement and proxy card, is not part of the proxy solicitation materials.

Proposals

MANAGEMENT PROPOSALS

ITEM 1 — Election of Directors

Kodak’s by-laws require us to have at least nine directors but no more than 18. The number of directors is set by the Board and is currently 12. Mr. Perez is the only director who is an employee of the Company. We are in the process of declassifying our Board.

•	Class I directors standing for election at the 2006 Annual Meeting will be elected for two-year terms ending in 2008.

•	Class II directors, whose terms end in 2007, will serve out their current terms in full and stand for re-election at the 2007 annual meeting for one-year terms ending in 2008.

•	Class III directors, whose terms end in 2008, will continue to serve out their terms in full.

Beginning with the 2008 annual meeting, all directors will stand for election to one-year terms.

There are four Class I directors whose terms expire at the 2006 Annual Meeting and who are standing for re-election. Paul H. O’Neill, an existing Class I director, is not standing for re-election due to his pending retirement, in accordance with the Company’s mandatory retirement policy.

Nominees for election as Class I directors are:
Martha Layne Collins
Timothy M. Donahue
Delano E. Lewis
Antonio M. Perez

These nominees agree to serve a two-year term. Information about them is provided on pages 12 and 13.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy.

The director nominees receiving the greatest number of votes will be elected.

The Board of Directors recommends a vote FOR the election of these directors.

ITEM 2 — Ratification of the Audit Committee’s Selection of PricewaterhouseCoopers LLP as Our
                Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has been the Company’s independent accountants for many years. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to serve until the 2007 annual meeting.

Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting to respond to questions and, if they desire, make a statement.

The ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote.

The Board of Directors recommends a vote FOR ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

SHAREHOLDER PROPOSAL

ITEM 3 — Shareholder Proposal Requesting Recoupment of Executive Bonuses in the Event of a Restatement

Amalgamated Bank LongView Collective Investment Fund, owner of over $2,000 in Company stock, submitted the following proposal:

“RESOLVED: The shareholders of Eastman Kodak Inc. [sic] (‘Kodak’ or the ‘Company’) request the board of directors to adopt a policy whereby, in the event of a restatement of financial results, the board will review all bonuses and other awards that were made to senior executives on the basis of having met or exceeded performance targets during the period of the restatement and will, to the maximum extent feasible, recoup for the benefit of Kodak all such bonuses or awards to the extent that these performance targets were not achieved.

SUPPORTING STATEMENT

Like many companies, Kodak has a system of incentive compensation intended to encourage its executives and management to work enthusiastically in Kodak’s interest. Incentive compensation can be a useful way to reward and motivate senior executives, but we believe that such compensation should be tied closely to the actual attainment of pre-set performance goals. We are concerned that this may not be happening at Kodak.

In March 2005 the Company announced that financial statements for the quarters and full year of 2003, as well as for the first three quarters of 2004, could no longer be relied upon and that results would be restated. The restatements lowered 2004 net income by $93 million from prior projections to $1.94/share from a projected $2.05-$2.15/share. Net income for 2003 was reduced by $253 million, from $0.92/share to $0.88/share.

In light of these restatements, it appears that performance-based bonuses and equity awards to senior executives might have been lower had they been calculated on the basis of restated results. For example, former Chairman and CEO Daniel A. Carp received a total of $4 million in bonuses and 180,000 stock options in 2003 and 2004 before the restatements were announced.

In our view, this generosity is difficult to square with the Company’s performance, which has lagged the S&P 500 Index and its peers in the Dow Jones U.S. Recreational Products Index for the one-, three- and five-year periods ending November 23, 2005.

In our view, supposedly performance-based payments that rest on results that are restated downwards constitute undeserved compensation. We see no excuse for such over-compensation, and we believe that the Board of Directors should have a policy of reviewing any such payments in the event of a restatement and undertake to recoup money that was not earned or deserved.

To our knowledge, the Kodak Board has not publicly stated whether it agrees with this approach or whether it intends to investigate and seek to recoup funds paid to senior executives to the extent that performance targets were not met in years where results were restated. We regard this omission as serious.

It is not enough for Kodak’s compensation system to encourage good work. It needs also to discourage bad work and misstatement of results.

Please vote FOR this resolution.”

BOARD OF DIRECTORS’ POSITION

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Compensation Committee of the Board, which is composed solely of independent directors, sets executive compensation in a manner it believes to be in the best interests of the Company and its shareholders. The Board agrees that a review of executive performance-based compensation is appropriate when results are restated due to fraud or misconduct. The Board has therefore adopted a policy that addresses the fundamental concerns raised by the proposal as well as the Sarbanes-Oxley Act of 2002.

In contrast, the shareholder proposal adopts an overly mechanistic approach to the issue. The proposal would apply to any form of restatement, regardless of its cause and would penalize all senior executives, regardless of their role in, or contribution to, the restatement. Further, it would be difficult or impossible to implement some aspects of the proposal because it is vague in some respects.

The Board of Directors believes that the adoption of the proposal is unnecessary because the Board has already adopted a policy that addresses the concern raised by the proposal without mechanistically recouping bonuses in unwarranted circumstances. Under the policy, which is posted on our website at www.kodak.com/go/governance, we will require reimbursement of a certain portion of any bonus paid to named executive officers where:

a)	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;
b)	in the Board’s view the officer engaged in fraud or misconduct that caused or partially caused the need for the restatement; and
c)	a lower payment would have been made to the officer based upon the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual officer’s annual bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest. For purposes of this policy, the term “named executive officers” has the meaning given that term in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934 and the term “bonus” means a payout under the Company’s Executive Compensation for Excellence and Leadership (“EXCEL”) Plan.

The Sarbanes-Oxley Act of 2002 already requires that in the case of accounting restatements due to the issuer’s material non-compliance with any financial reporting requirement under the securities laws due to misconduct, the company’s chief executive officer and chief financial officer must reimburse the company for any bonus or other incentive-based or equity-based compensation and profits from the sale of the company’s securities during the 12-month period following initial publication of the financial statement that had to be restated.

The proposal is fundamentally flawed because of its mechanistic approach. Under the proposal, the Board would be required to recoup all bonuses and awards to executive officers without regard to the relevant facts and circumstances present in a particular case, including whether the restatement was merely due to a change in accounting pronouncements. Restatements often correct miscalculations or unintentional errors. Recoupment of senior executive bonuses is not warranted in such cases.

The 2003 and 2004 restatements referenced in the shareholder proposal were largely the result of tax accounting errors. These restatements had no effect on the performance targets that were the basis of senior executive bonuses paid during these periods. (The proponent’s reference to net income for 2003 being reduced by $253 million is inaccurate. The restatement reduced 2003 net income by $12 million.)

The proposal addresses all restatement situations, even restatements that were not caused by fraud or misconduct. In addition, it would apply to all senior executives, including those who have no role in causing a restatement. Because the proposal could put a substantial portion of performance-based compensation at risk due to events over which an executive had no control and would prevent the Board from considering all relevant facts and circumstances, we believe that attempted implementation of the proposal would be inequitable, thereby negatively affecting employee morale and inhibiting the Company’s ability to attract, retain and motivate executive talent.

For the reasons described above, the Board of Directors recommends a vote AGAINST this proposal.

Board Structure and Corporate Governance

INTRODUCTION

Ethical business conduct and good corporate governance are not new practices at Kodak. The reputation of our Company and our brand has been built by more than a century of ethical business conduct. The Company and the Board have long practiced good corporate governance and believe it to be a prerequisite to providing sustained, long-term value to our shareholders. We continually monitor developments in the area of corporate governance and lead in developing and implementing best practices. This is a fundamental goal of our Board.

CORPORATE GOVERNANCE GUIDELINES

We first adopted Corporate Governance Guidelines in July 2001. These guidelines reflect the principles by which the Company operates. From time to time, the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. In February 2004, our Board restated our Corporate Governance Guidelines to reflect changes in the NYSE’s corporate governance listing standards. A copy of these restated Corporate Governance Guidelines is attached as Exhibit I to this Proxy Statement and published on our website at www.kodak.com/go/governance.

BUSINESS CONDUCT GUIDE AND DIRECTORS’ CODE OF CONDUCT

All of our employees, including the CEO, the CFO, the Controller, all other senior financial officers and all other executive officers, are required to comply with our long-standing code of conduct, the “Business Conduct Guide.” The Business Conduct Guide requires our employees to maintain the highest ethical standards in the conduct of company business so that they and the Company are always above reproach. In 2004, our Board adopted a Directors’ Code of Conduct. Both our Business Conduct Guide and our Directors’ Code of Conduct are published on our website at www.kodak.com/go/governance. We will post on this website any amendments to, or waivers of, the Business Conduct Guide or Directors’ Code of Conduct. The Directors’ Code of Conduct is also attached as an appendix to our Corporate Governance Guidelines, which are attached as Exhibit I to this Proxy Statement.

BOARD INDEPENDENCE

For a number of years, a substantial majority of our Board has been comprised of independent directors. In February 2004, the Board adopted Director Independence Standards to aid it in determining whether a director is independent. These Director Independence Standards are in compliance with the director independence requirements of the NYSE’s corporate governance listing standards. The Director Independence Standards are attached as an appendix to our Corporate Governance Guidelines, which are attached as Exhibit I to this Proxy Statement.

The Board has determined that each of the following directors has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the Company’s Director Independence Standards and, therefore, is independent within the meaning of the NYSE’s corporate governance listing standards and the rules of the SEC: Richard S. Braddock, Martha Layne Collins, Timothy M. Donahue, Michael J. Hawley, William H. Hernandez, Durk I. Jager, Debra L. Lee, Delano E. Lewis, Paul H. O’Neill, Hector de J. Ruiz and Laura D’Andrea Tyson. The remaining director, Antonio M. Perez, Chairman of the Board and CEO, is an employee of the Company and, therefore, is not independent.

AUDIT COMMITTEE FINANCIAL QUALIFICATIONS

The Board has determined that all members of its Audit Committee are independent and are financially literate as required by the NYSE, and that all of its members (Richard S. Braddock, William H. Hernandez, Paul H. O’Neill and Hector de J. Ruiz) possess the qualifications of an Audit Committee Financial Expert, as defined by SEC rules, and have accounting or related financial management expertise, as required by the NYSE.

BOARD OF DIRECTORS

NOMINEES TO SERVE A TWO-YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING (CLASS I DIRECTORS)

MARTHA LAYNE COLLINS	MARTHA LAYNE COLLINS Director since May 1988

Governor Collins, 69, is Chairman and CEO of the Kentucky World Trade Center. Governor Collins is Executive Scholar in Residence at Georgetown College, a position she assumed in August 1998, after having been Director, International Business and Management Center, at the University of Kentucky since July 1996. From 1988 to 1997, she was President of Martha Layne Collins and Associates, a consulting firm, and from July 1990 to July 1996, she was President of St. Catharine College in Springfield, Kentucky. Following her receipt of a BS degree from the University of Kentucky, Governor Collins taught from 1959 to 1970. After acting as Coordinator of Women’s Activities in a number of political campaigns, she served as Clerk of the Supreme Court of the Commonwealth of Kentucky from 1975 to 1979. She was elected to a four-year term as Governor of the Commonwealth of Kentucky in 1983 after having served as Lieutenant Governor from 1979 to 1983. Governor Collins has served as a Fellow at the Institute of Politics, Harvard University. Governor Collins is on the Advisory Board of BB&J and the Kentucky Workforce Investment Board, and serves as Honorary Council General for Japan in Kentucky.

TIMOTHY M. DONAHUE	TIMOTHY M. DONAHUE Director since October 2001

Mr. Donahue, 57, has served as Executive Chairman of Sprint Nextel Corporation since the merger of Sprint Corporation and Nextel Communications, Inc. on August 12, 2005. Prior to this, he was the President and CEO of Nextel Communications, Inc., positions he held since August 1999. He began his career with Nextel in February 1996 as President and COO. Mr. Donahue has served as Chairman of the Cellular Telecommunications and Internet Association, the industry’s largest and most respected association. In 2003, Nextel was named by Forbes magazine as one of America’s best-managed companies. Before joining Nextel, he served as northeast regional President for AT&T Wireless Services Operations from 1991 to 1996. Mr. Donahue started his career with AT&T Wireless Services (formerly McCaw Cellular Communications) in 1986 as President for McCaw Cellular’s paging division. In 1989, he was named McCaw Cellular’s President for the U.S. central region. He is a graduate of John Carroll University with a BA in English Literature. Mr. Donahue is a director of Sprint Nextel Corporation and NVR Home.

DELANO E. LEWIS	DELANO E. LEWIS Director since July 2001

Mr. Lewis, 67, is the former U.S. Ambassador to South Africa, a position he held from December 1999 to July 2001. Prior to his ambassadorship, Mr. Lewis was President and CEO of National Public Radio Corporation, a position he held from January 1994 until August 1998. He was President and CEO of C&P Telephone Company, a subsidiary of Bell Atlantic Corporation, from 1988 to 1993, after having served as Vice President since 1983. Mr. Lewis held several positions in the public sector prior to joining C&P Telephone Company. Mr. Lewis received a BA from University of Kansas and a JD from Washburn School of Law. Mr. Lewis previously served as a director of Eastman Kodak Company from May 1998 to December 1999. He is a director of Colgate-Palmolive Co.

ANTONIO M. PEREZ	ANTONIO M. PEREZ Director since October 2004

Mr. Perez, 60, joined Kodak as President and Chief Operating Officer in April 2003, and was elected to the Company’s Board of Directors in October 2004. In May 2005, he was elected Chief Executive Officer and on December 31, 2005, he became Chairman of the Company’s Board of Directors. Mr. Perez joined Kodak after a twenty-five year career at Hewlett-Packard Company where he was a corporate Vice President and member of the company’s Executive Council. From August 1998 to October 1999, Mr. Perez served as President of HP’s Consumer Business, with responsibility for Digital Media Solutions and corporate marketing. Prior to that assignment, Mr. Perez served for five years as President and CEO of HP’s Inkjet Imaging Business. In his career, Mr. Perez held a variety of positions in research and development, sales, manufacturing, marketing and management both in Europe and the United States. Just prior to joining Kodak, Mr. Perez served as an independent consultant for large investment firms, providing counsel on the effect of technology shifts on financial markets. From June 2000 to December 2001, Mr. Perez was President and CEO of Gemplus International. Mr. Perez is a member of the board of directors of Freescale Semiconductor, Inc. He is a member of the Business Council as well as the Business Roundtable. He is a member of the International Consultative Conference on the Future Economic Development of Guangdong Province, China, an advisory body for the Governor of Guangdong, China. He is also a member of the board of trustees of the George Eastman House. A native of Spain, Mr. Perez studied electronic engineering, marketing and business in Spain and France.

DIRECTORS CONTINUING TO SERVE A THREE-YEAR TERM EXPIRING AT THE 2007 ANNUAL MEETING (CLASS II DIRECTORS)

MICHAEL J. HAWLEY	MICHAEL J. HAWLEY Director since December 2004

Dr. Hawley, 44, is the former Director of Special Projects at the Massachusetts Institute of Technology. Prior to assuming these duties in 2001, Dr. Hawley served as the Alex W. Dreyfoos Assistant Professor of Media Technology at the MIT Media Lab. From 1986 to 1995, he held a number of positions at MIT, including Assistant Professor, Media Laboratory; Assistant Professor, EECS; and Research Assistant, Media Laboratory. Dr. Hawley is the founder of Friendly Planet, a non-profit organization working to provide better educational opportunities for children in developing regions of the world. He is also a co-founder of Things That Think, a ground-breaking research program that examines the way digital media infuses itself into everyday objects. Dr. Hawley graduated from Yale University with a BS degree in computer science and music and holds a Ph.D. degree from MIT. He is also a Director of Color Kinetics, a public company pioneering solid state lighting.

WILLIAM H. HERNANDEZ	WILLIAM H. HERNANDEZ Director since February 2003

Mr. Hernandez, 57, is Senior Vice President, Finance, and CFO of PPG Industries, Inc., a diversified manufacturer of protective and decorative coatings, flat glass, fabricated glass products, continuous strand fiberglass and industrial and specialty chemicals for a variety of industries. Prior to assuming his current duties in 1995, Mr. Hernandez served as PPG’s Corporate Controller from 1990 to 1994 and as Vice President and Controller in 1994. From 1974 until 1990, Mr. Hernandez held a number of positions at Borg-Warner Corporation, including Assistant Controller, Chemicals; Controller, Chemicals; Business Director, ABS Polymers; Assistant Corporate Controller; Vice President, Finance; and CFO, Borg- Warner Automotive, Inc. Earlier in his career, he was a financial analyst for Ford Motor Company. Mr. Hernandez received a BS degree from the Wharton School of the University of Pennsylvania and an MBA from Harvard Business School. Mr. Hernandez is a Certified Management Accountant. Mr. Hernandez served as a director of Pentair, Inc. from July 2001 to November 2003.

HECTOR DE J. RUIZ	HECTOR DE J. RUIZ Director since January 2001

Dr. Ruiz, 60, joined AMD in January of 2000. AMD provides microprocessors and silicon-based solutions for customers in the communications and computer industries. Prior to being appointed CEO, Dr. Ruiz served as AMD President and COO. His career spans more than 30 years with leading technology firms including Texas Instruments and Motorola, where he served as president of the company’s Semiconductor Products Sector. Dr. Ruiz is actively committed to education, and serves on the Engineering Foundation Advisory Council for the College of Engineering at the University of Texas. Dr. Ruiz earned a bachelor’s and a master’s degree in electrical engineering from the University of Texas at Austin before earning his doctorate in electronics from Rice University in Houston.

LAURA D’ANDREA TYSON	LAURA D’ANDREA TYSON Director since May 1997

Dr. Tyson, 58, is Dean of London Business School, a position she accepted in January 2002. She was formerly the Dean of the Walter A. Haas School of Business at the University of California, Berkeley, a position she held since July 1998. Previously, she was Professor of and holder of the Class of 1939 Chair in Economics and Business Administration at the University of California, Berkeley, a position she held from January 1997 to July 1998. Prior to this position, Dr. Tyson served in the first Clinton Administration as Chairman of the President’s National Economic Council and 16th Chairman of the White House Council of Economic Advisers. Prior to joining the Administration, Dr. Tyson was Professor of Economics and Business Administration, Director of the Institute of International Studies and Research Director of the Berkeley Roundtable on the International Economy at the University of California, Berkeley. Dr. Tyson holds a BA degree from Smith College and a Ph.D. degree in economics from the Massachusetts Institute of Technology. Dr. Tyson is the author of numerous articles on economics, economic policy and international competition. She is a director of Morgan Stanley and AT&T.

DIRECTORS CONTINUING TO SERVE A THREE-YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING (CLASS III DIRECTORS)

RICHARD S. BRADDOCK	RICHARD S. BRADDOCK Director since May 1987

Mr. Braddock, 64, is Chairman of MidOcean Partners, a private equity firm, a position he has held since December 2003. He is the former Chairman of priceline.com, a position he held from July 2000 to April 2004. He was CEO of priceline.com from July 1998 to June 2000 and from May 2001 to December 2002. He was Chairman of True North Communications from July 1997 to January 1999. He was a principal of Clayton, Dubilier & Rice from June 1994 until September 1995. From January 1993 until October 1993, he was CEO of Medco Containment Services, Inc. From January 1990 through October 1992, he served as President and COO of Citicorp and its principal subsidiary, Citibank, N.A. Prior to that, he served for approximately five years as Sector Executive in charge of Citicorp’s Individual Bank, one of the financial service company’s three core businesses. Mr. Braddock graduated from Dartmouth College with a degree in history, and received his MBA degree from the Harvard School of Business Administration. He is a director of Cadbury Schweppes, Marriott International, Inc. and MidOcean Partners, and Chairman of Fresh Direct, a private company.

DURK I. JAGER	DURK I. JAGER Director since January 1998

Mr. Jager, 62, is the former Chairman of the Board, President and CEO of The Procter & Gamble Company. He left these positions in July 2000. He was elected to the position of CEO in January 1999 and Chairman of the Board effective September 1999, while continuing to serve as President since 1995. He served as Executive Vice President from 1990 to 1995. Mr. Jager joined The Procter & Gamble Company in 1970 and was named Vice President in 1987. He graduated from Erasmus Universiteit, Rotterdam, The Netherlands. Mr. Jager is a member of the supervisory Board of Royal KPN (The Netherlands) and is non-Executive Chairman of the Supervisory Board of Royal Wessanen (The Netherlands) and a director of Chiquita Brands International, Inc. and Polycom Inc.

DEBRA L. LEE	DEBRA L. LEE Director since September 1999

Ms. Lee, 51, is Chairman and CEO of BET Holdings, Inc. (BET), a media and entertainment company. She joined BET in 1986 as Vice President and General Counsel. In 1992, she was elected Executive Vice President of Legal Affairs and named publisher of BET’s magazine division, in addition to serving as General Counsel. She was placed in charge of strategic business development in 1995. Ms. Lee holds a BA degree from Brown University and MA and JD degrees from Harvard University. She is affiliated with several professional and civic organizations. Ms. Lee is a director of WGL Holdings, Inc., Marriott International, Inc. and Revlon, Inc.

COMMITTEES OF THE BOARD

The Board has the five committees described below. The Board has determined that each of the members of the Audit Committee (Richard S. Braddock, William H. Hernandez, Paul H. O’Neill and Hector de J. Ruiz), the Corporate Responsibility and Governance Committee (Martha Layne Collins, Michael J. Hawley, Debra L. Lee, Delano E. Lewis and Laura D’Andrea Tyson), the Executive Compensation and Development Committee (Martha Layne Collins, Timothy M. Donahue, Durk I. Jager and Debra L. Lee) and the Finance Committee (Michael J. Hawley, Timothy M. Donahue, Durk I. Jager, Delano E. Lewis and Laura D’Andrea Tyson) has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the Company’s Director Independence Standards and, therefore, independent within the meaning of the NYSE’s corporate governance listing standards and, in the case of the Audit Committee, the rules of the SEC.

In addition to the committee meetings listed below, it is the practice of the Company that the members of management who work with a particular committee meet with the chair of that committee prior to each committee meeting. In the case of the Audit Committee and the Executive Compensation and Development Committee, management meets with the committee chair on a more frequent basis.

Audit Committee — 14 meetings in 2005
 The Audit Committee assists the Board in overseeing: the integrity of the Company’s financial reports; the Company’s compliance with legal and regulatory requirements; the independent registered public accounting firm’s (the independent accountants) selection, qualifications, performance and independence; the Company’s systems of disclosure controls and procedures and internal control over financial reporting; and the performance of the Company’s internal auditors. A detailed list of the Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance.

In the past year, the Audit Committee:
•	discussed the independence of the independent accountants;
•	discussed the quality of the accounting principles used to prepare the Company’s financial statements;
•	reviewed the Company’s periodic financial statements;
•	oversaw the Company’s compliance with requirements of the Sarbanes-Oxley Act, SEC rules and NYSE listing requirements;
•	retained the independent accountants;
•	reviewed and approved the audit and non-audit budgets and activities of both the independent accountants and the internal audit staff of the Company;
•	received and analyzed reports from the Company’s independent accountants and internal audit staff;
•	recommended and approved the establishment of the position of Chief Compliance Officer;
•

met separately and privately with the independent accountants and with the Company’s Director, Corporate Auditing, to ensure that the scope of their activities had not been restricted and that adequate responses to their recommendations had been received;

•	reviewed the progress of the Company’s internal controls assessment;
•	conducted and reviewed the results of a Committee evaluation;
•	reviewed the fees and activities of the Company’s other significant service providers;
•	reviewed the results of the peer review and PCAOB report on 2003 limited inspection of the independent accountants;
•	reviewed the results of the Company’s employee affirmation process relating to the Company’s Business Conduct Guide;
•

oversaw management’s evaluation and remediation of material weaknesses in controls surrounding pension and other post-retirement benefits and spreadsheet controls and the ongoing remediation of the material weakness in control surrounding accounting for income taxes; and

•	monitored the Company’s legal and regulatory compliance, compliance with the Company’s Business Conduct Guide and activity regarding the Company’s Business Conduct Help Line.

Corporate Responsibility and Governance Committee — 7 meetings in 2005
 The Corporate Responsibility and Governance Committee assists the Board in: overseeing the Company’s corporate governance structure; identifying and recommending individuals to the Board for nomination as directors; performing an annual review of the Board’s performance; and overseeing the Company’s activities in the areas of environmental and social responsibility, charitable contributions, diversity and equal employment opportunity. A detailed list of the Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance.

In the past year, the Corporate Responsibility and Governance Committee:
•	recommended to the Board a 2005 Board business plan and monitored the Board’s performance against this plan;
•	discussed best practices and evolving developments in the area of corporate governance;
•	undertook a search for potential candidates to serve as members of the Board, which remains ongoing;
•	engaged its own search firm to assist in the identification and selection of these director candidates;

•	met with the Company’s Chief Diversity Officer to review the Company’s progress against the Diversity Advisory Panel’s 2004 recommendations;
•

prepared and conducted an evaluation of the Committee’s own performance, discussed the results of the evaluation and prepared an action plan from these discussions to further enhance the Committee’s performance;

•	recommended to the Board amendments to the Company’s restated certificate of incorporation to declassify the Board and eliminate the super majority voting provisions;
•	reviewed the Company’s Health, Safety and Environment strategies and management system;
•	reviewed and approved the Company’s 2006 Charitable Contributions Budget;
•	monitored the Board’s progress against its action plan from its 2004 evaluation;
•	oversaw the Board’s annual performance review; and
•	recommended to the Board a realignment of the Board’s committee assignments.

The Corporate Responsibility and Governance Committee is sometimes referred to as the “Governance Committee” in this Proxy Statement.

Executive Compensation and Development Committee — 13 meetings in 2005
 The Executive Compensation and Development Committee assists the Board in: overseeing the Company’s executive compensation strategy; overseeing the administration of its executive compensation and equity-based compensation plans; reviewing and approving the compensation of the Company’s CEO; overseeing the compensation of the Company’s executive officers; reviewing the Company’s succession plans for its CEO, President, if applicable, and other key positions; and overseeing the Company’s activities in the areas of leadership and executive development. A detailed list of the Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance.

In the past year, the Executive Compensation and Development Committee:
•

oversaw the implementation of the Company’s succession plan for its CEO and Chairman, and determined the compensation arrangements for Antonio M. Perez in connection with his election as CEO and Chairman and for Daniel A. Carp in connection with his retirement as CEO and Chairman;

•	reviewed the executive compensation strategy, goals and principles;
•	reviewed the Company’s executive development process;
•	reviewed the Company’s global benefit plans, including its healthcare and retirement benefits, and the associated liabilities, strategies and cost control initiatives;
•	completed a review of the Committee’s own performance;
•	set the compensation for the CEO and reviewed and approved the compensation recommendations for the Company’s other executive officers;
•	reviewed tally sheets setting forth all components of the CEO’s and the named executive officers’ compensation;
•	reviewed the Company’s change in control program; and
•	granted and certified awards under the Company’s compensation plans.

The Executive Compensation and Development Committee is sometimes referred to as the “Compensation Committee” in this Proxy Statement.

Finance Committee — 4 meetings in 2005
 The Finance Committee assists the Board in overseeing the Company’s: balance sheet and cash flow performance; financing plans; capital expenditures; acquisitions, joint ventures and divestitures; risk management programs; performance of sponsored pension plans; and tax policy. A detailed list of the Committee’s functions is included in its charter, which can be accessed at www.kodak.com/go/governance.

In the past year, the Finance Committee:
•	reviewed and approved and recommended Board approval of the Company’s new secured credit facility;
•

reviewed the Company’s capital structure and financing strategies including dividend declaration, capital expenditures, debt repayment plan, share repurchase and hedging of foreign exchange and commodity price risks;

•	reviewed cash flow and balance sheet performance;
•	reviewed credit ratings and key financial ratios;
•	reviewed significant acquisitions, divestitures, including real estate sales, and joint ventures;
•	reviewed investment performance;
•	reviewed the funding status and performance of the Company’s defined benefit pension plans;
•	reviewed the Company’s insurance risk management, crisis management and asset protection programs; and
•	reviewed the Company’s tax policy and strategies.

Executive Committee — No meeting in 2005
 The Executive Committee is composed of six directors: the Chairman of the Board, the Presiding Director and the Chairs of the other four committees. The Committee is generally authorized to exercise all of the powers of the Board in the intervals between meetings of the Board. The Executive Committee did not meet in 2005. The Committee’s Charter can be accessed at www.kodak.com/go/governance.

COMMITTEE MEMBERSHIP

Director Name	Audit Committee	Corporate Responsibility and Governance Committee	Executive Compensation and Development Committee	Finance Committee

Richard S. Braddock	X

Martha Layne Collins		X	X

Timothy M. Donahue			X*	X

Michael J. Hawley		X		X

William H. Hernandez	X*

Durk I. Jager			X	X*

Debra L. Lee		X*	X

Delano E. Lewis		X		X

Paul H. O’Neill	X

Hector de J. Ruiz	X

Laura D’Andrea Tyson		X		X

*Chair

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation Committee during 2005: Martha Layne Collins, Timothy M. Donahue, Durk I. Jager, Debra L. Lee, Paul H. O’Neill and Hector de J. Ruiz. There were no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors.

GOVERNANCE PRACTICES

Described below are some of the significant governance practices that have been adopted by our Board.

Presiding Director
 Our Board created the position of Presiding Director in February 2003. Richard S. Braddock has been designated the Board’s Presiding Director. The primary functions of the Presiding Director are to: 1) ensure that our Board operates independently of our management; 2) chair the meetings of the independent directors; 3) act as the principal liaison between the independent directors and the CEO; and 4) assist the Board in its understanding of the boundaries between Board and management responsibilities. A more detailed description of the Presiding Director’s duties can be found at www.kodak.com/go/governance.

Meeting Attendance
In February 2004, our Board adopted a “Director Attendance Policy.” A copy of this policy is attached as an appendix to our Corporate Governance Guidelines, which are attached as Exhibit I. Under this policy, all of our directors are strongly encouraged to attend our annual meetings of shareholders.

In 2005, the Board held a total of 12 meetings. Each director attended in excess of 75% of the meetings of the Board and committees of the Board on which the director served. All of our directors attended our 2005 annual meeting of shareholders.

Executive Sessions
Executive sessions of our non-management directors are held at least four times a year. These sessions are chaired by our Presiding Director.

If all of our non-management directors are not independent, the independent members of our Board will meet in executive session at least once a year. Our Presiding Director will chair these meetings.

In 2005, all of our non-management directors were independent. They met in executive session four times.

Board Declassification
Last year, the Board submitted for your approval a management proposal that all Board members be elected annually. You approved this proposal by a substantial majority and, as a result, the Company amended its Restated Certificate of Incorporation to eliminate the classified system. As required by the proposal, this is being done in stages starting this year, so that all board members will be elected to one-year terms beginning in 2008. On balance, the Board believes a declassified board better ensures that the Company’s corporate governance policies maximize accountability to you.

Communications with Our Board
The Board maintains a process for our shareholders and other interested parties to communicate with the Board of Directors. Shareholders and interested parties who wish to communicate with the Board or the independent directors as a group may send an email to our Presiding Director at presiding-director@kodak.com or may send a letter to our Presiding Director at P.O. Box 92818, Rochester, NY 14650. Communications sent by email will go simultaneously to Kodak’s Presiding Director and Secretary. Our Secretary will review communications sent by mail and if they are relevant to, and consistent with, Kodak’s operations, policies and philosophies, they will be forwarded to the Presiding Director. By way of example, communications that are unduly hostile, threatening, illegal or similarly inappropriate will not be forwarded to the Presiding Director. Our Secretary will periodically provide the Board with a summary of all communications received that were not forwarded to the Presiding Director and will make those communications available to any director upon request. The Presiding Director will determine whether any communication sent to the full Board should be properly addressed by the entire Board or a committee thereof and whether a response to the communication is warranted. If a response is warranted, the Presiding Director may choose to coordinate the content and method of the response with our Secretary.

Consideration of Director Nominees
The Governance Committee will consider for nomination as director of the Company candidates recommended by its members, other Board members, management, shareholders and the search firms it retains.

Shareholders wishing to recommend candidates for consideration by the Governance Committee may do so by providing the following information, in writing, to the Governance Committee, c/o Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0218: 1) the name, address and telephone number of the shareholder making the request; 2) the number of shares of the Company owned, and if such person is not a shareholder of record or if such shares are held by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; 3) the full name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; 4) a signed acknowledgement by the individual being recommended that he or she has consented to: a) serve as director if elected and b) the Company undertaking an inquiry into that individual’s background, experience and qualifications; 5) the disclosure of any relationship of the individual being recommended with the Company or any subsidiaries or affiliates, whether direct or indirect; and 6) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the Company’s next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder). Our Board may change the process by which shareholders may recommend director candidates to the Governance Committee. Please refer to the Company’s website at www.kodak.com/go/governance for any changes to this process.

With regard to the election of directors covered by this Proxy Statement, the Company received recommendations of a director candidate from two individuals, each of whom nominated himself. In both cases, the candidate failed to supply the information required under the process described above at the time of his nomination. As a result, our Secretary wrote to both individuals requesting that they supply the necessary information. As of the date of the preparation of this Proxy Statement, neither candidate had replied to our Secretary.

Director Qualification Standards
When reviewing a potential candidate for the Board, the Governance Committee looks to whether the candidate possesses the necessary qualifications to serve as a director. To assist it in these determinations, the Governance Committee has adopted “Director Qualification Standards.” The Director Qualification Standards are attached as an appendix to the Company’s Corporate Governance Guidelines, which are attached as Exhibit I. These standards specify the minimum qualifications that a nominee must possess in order to be considered for election as a director. If a candidate possesses these minimum qualifications, the Committee, in accordance with the Director Selection Process described in the next section, will then consider the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then current mix of director attributes.

Director Selection Process
As provided in the Company’s Corporate Governance Guidelines, the Governance Committee seeks to create a diverse and inclusive Board that, as a whole, is strong in both its knowledge and experience. When identifying, screening and recommending new candidates to the Board for membership, the Governance Committee follows the procedures outlined in its “Director Selection Process.” The Director Selection Process is attached as an appendix to the Company’s Corporate Governance Guidelines, which are attached as Exhibit I. The Governance Committee generally uses the services of a third-party executive search firm when identifying and evaluating possible nominees for director.

Board Business Plan
Last year the Board adopted a formal process for annually establishing and prioritizing its goals. The end product of this process is a “board business plan.” The Board believes that annually adopting such a plan will enhance its ability to annually measure its performance, improve its focus on the Company’s long-term strategic issues and ensure that its goals are linked to the Company’s strategic initiatives.

Under the process approved by the Board, each year the Governance Committee submits to the Board a proposed list of Board goals for the following year along with a proposed list of performance measures to track the Board’s performance against these goals. At its first meeting of the year, the Board finalizes its goals for the year, prioritizes these goals and defines the performance measures for each goal. The Governance Committee is responsible for tracking the Board’s performance against its goals and routinely reporting these results to the Board. Performance against the goals is assessed as part of the Board’s annual evaluation process.

Chief Compliance Officer
With the support of the Board, Patrick M. Sheller was named to the new position of Chief Compliance Officer effective August 23, 2005. While the Company has a strong tradition of maintaining the highest standards of business practice, this action was taken in part to heighten the awareness and importance of an effective compliance program and strong compliance culture within the Company. Some key functions of the Chief Compliance Officer are ensuring that the Company’s compliance programs and policies continue to meet the highest legal, regulatory and ethical standards; monitoring adherence to these programs and policies; working with regulatory agencies on compliance matters; and implementing compliance awareness programs and training. The position reports to both the Audit Committee and the Secretary.

Board Policy on Recoupment of Bonuses Upon Restatement Due to Fraud or Misconduct
In February 2006, the Board, on the recommendation of the Governance Committee, approved a policy on recoupment of performance-based bonuses in the event of certain restatements of financial results. Specifically, the policy provides that in the event of a restatement due to fraud or misconduct, the Board will review performance-based bonuses to named executive officers whose fraud or misconduct caused the restatement, and the Company will recoup such bonuses to the extent that the performance targets on which they were based would not have been met under the restated results. This policy is published on our website at www.kodak.com/go/governance.

DIRECTOR COMPENSATION

Director Compensation Principles The Board has adopted the following director compensation principles which are aligned with the Company’s executive compensation principles:
•	Pay should represent a moderately important element of Kodak’s director value proposition.
•	Pay levels should generally target near the market median, and pay mix should be consistent with market considerations.
•	Pay levels should be differentiated based on the time demands on some members’ roles, and the Board will ensure regular rotation of certain of these roles.
•	The program design should ensure that rewards are tied to the successful performance of Kodak stock, and the mix of pay should allow flexibility and Board diversity.
•	To the extent practicable, Kodak’s Director Compensation Principles should parallel those of the Company’s executive compensation program.

Annual Payments Non-employee directors annually receive:
•	$80,000 as a retainer, at least half of which must be taken in stock or deferred into stock units;
•	1,500 stock options that vest on the first anniversary of the date granted; and
•	1,500 restricted shares of the Company’s common stock that vest on the first anniversary of the date granted.

The Committee Chairs, with the exception of the Audit Chair, receive a chair retainer of $10,000 per year for their services, in addition to their annual retainer as a director. The Audit Chair receives a chair retainer of $15,000 for his services, in addition to his annual retainer as a director.

The Presiding Director receives a retainer of $100,000 per year for his services, in addition to his annual retainer as a director.

Employee directors receive no additional compensation for serving on the Board.

Director Share Ownership Requirements
A director is not permitted to exercise any stock options or sell any restricted shares granted to him or her by the Company unless and until the director owns shares of stock in the Company (either outright or through phantom stock units in the directors’ deferred compensation plan) that have a value equal to at least five times the then maximum amount of the annual retainer which may be taken in cash by the director (currently, this amount is $200,000).

Deferred Compensation
Non-employee directors may defer some or all of their annual retainer and restricted stock award into a deferred compensation plan. The plan has two investment options, an interest-bearing account that pays interest at the prime rate and a Kodak phantom stock account. Nine directors deferred compensation in 2005. In the event of a change in control, the amounts in the phantom accounts will generally be paid in a single cash payment. The plan’s benefits are neither funded nor secured.

Life Insurance
The Company provides $100,000 of group term life insurance to each non-employee director. This decreases to $50,000 at retirement or age 65, whichever occurs later.

Charitable Award Program
This program, which was closed to new participants effective January 1, 1997, provides for a contribution by the Company of up to $1,000,000 following a director’s death to a maximum of four charitable institutions recommended by the director. The individual directors derive no financial benefits from this program. It is funded by self-insurance and joint life insurance policies purchased by the Company. Richard S. Braddock and Martha Layne Collins continue to participate in the program.

Personal Umbrella Liability Insurance
The Company provides $5,000,000 of personal liability insurance to each non-employee director. This coverage terminates on December 31st of the year in which the director terminates service on the Company’s Board.

Travel Accident Insurance
The Company provides each non-employee director with $200,000 of accidental death and $100,000 of dismemberment insurance while traveling to, or attending, Board or Committee meetings.

Travel Expenses
The Company reimburses the directors for travel expenses incurred in connection with attending Board, committee and shareholder meetings and other Company-sponsored events and provides Company transportation to the directors (including use of Company aircraft) to attend such meetings and events.

2005 COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director	Annual Retainer	Chair/Presiding Director Retainer	Total Retainer	Stock Options	Restricted Stock	Other*

R. S. Braddock	$80,000	$100,000	$180,000	1,500	1,500	$6,946

M. L. Collins	80,000	—	80,000	1,500	1,500	3,063

T. M. Donahue	80,000	10,000	90,000	1,500	1,500	2,751

M. J. Hawley	80,000	—	80,000	1,500	1,500	2,319

W. H. Hernandez	80,000	15,000	95,000	1,500	1,500	2,799

D. I. Jager	80,000	10,000	90,000	1,500	1,500	3,171

D. L. Lee	80,000	10,000	90,000	1,500	1,500	2,467

D. E. Lewis	80,000	—	80,000	1,500	1,500	3,795

P. H. O’Neill	80,000	—	80,000	1,500	1,500	4,311

H. de J. Ruiz	80,000	—	80,000	1,500	1,500	3,003

L. D. Tyson	80,000	—	80,000	1,500	1,500	2,463

*

For R. S. Braddock, the amount includes $1,200 in incremental costs to the Company related to personal use of the Company aircraft, $2,345 for a company sponsored event, $728 for Company equipment, $618 for Company offered entertainment, $623 for personal liability insurance, $196 for travel/accident and $1,236 for life insurance. For M. L. Collins, the amount includes $714 for Company equipment, $618 for Company offered entertainment, $623 for personal liability insurance, $196 for travel/accident and $912 for life insurance. For T. M. Donahue, the amount includes $714 for Company equipment, $618 for Company offered entertainment, $623 for personal liability insurance, $196 for travel/accident and $600 for life insurance. For M. J. Hawley, the amount includes $714 for Company equipment, $618 for Company offered entertainment, $623 for personal liability insurance, $196 for travel/accident and $168 for life insurance. For W. H. Hernandez, the amount includes $714 for Company equipment, $618 for Company offered entertainment, $623 for personal liability insurance, $196 for travel/accident and $648 for life insurance. For D. I. Jager, the amount includes $714 for Company equipment, $618 for Company offered entertainment, $623 for personal liability insurance, $196 for travel/accident and $1,020 for life insurance. For D. L. Lee, the amount includes $862 for Company equipment, $618 for Company offered entertainment, $623 for personal liability insurance, $196 for travel/accident and $168 for life insurance. For D. E. Lewis, the amount includes $714 for Company equipment, $618 for Company offered entertainment, $623 for personal liability insurance, $196 for travel/accident and $1,644 for life insurance. For P. H. O’Neill, the amount includes $714 for Company equipment, $618 for Company offered entertainment, $623 for personal liability insurance, $196 for travel/accident and $2,160 for life insurance. For H. de J. Ruiz, the amount includes $714 for Company equipment, $618 for Company offered entertainment, $623 for personal liability insurance, $196 for travel/accident and $852 for life insurance. For L. D. Tyson, the amount includes $714 for Company equipment, $618 for Company offered entertainment, $623 for personal liability insurance, $196 for travel/accident and $312 for life insurance.

Beneficial Ownership

BENEFICIAL SECURITY OWNERSHIP OF MORE THAN 5% OF THE COMPANY’S COMMON STOCK

As of February 14, 2006, based on Schedule 13G filings, the Company was aware of the following beneficial owners of more than 5% of its common stock:

Shareholder’s Name and Address	Number of Common Shares Beneficially Owned	Percentage of Company’s Common Shares Beneficially Owned

Legg Mason Capital Management, Inc. Legg Mason Funds Management, Inc. Legg Mason Focus Capital, Inc. LLM LLC 100 Light St. Baltimore, MD 21202	71,485,351	24.89%	(1)

Brandes Investment Partners, L.P. Brandes Investment Partners, Inc. 11988 El Camino Real Suite 500 San Diego, CA 92130	31,410,243	10.9%

Private Capital Management, Inc. 8889 Pelican Bay Blvd. - 500 Naples, FL 34108	28,751,541	10%	(2)

FMR Corp. 82 Devonshire St. Boston, MA 02109	23,919,249	8.3%

(1)

As set forth in Amendment No. 3 of Shareholder’s Schedule 13G/A, as of December 31, 2005, filed on February 14, 2006. The filing discloses that the four entities listed had shared voting and dispositive power with respect to all shares as follows:

Name	Number of Shares with Shared Voting and Dispositive Power	Percent of Class Represented

Legg Mason Capital Management, Inc.	44,344,643	15.44%

Legg Mason Funds Management, Inc.	10,008,142	3.48%

LLM LLC	17,077,000*	5.95%

Legg Mason Focus Capital, Inc.	55,575	0.02%

*Includes 13,877,000 shares that may be deemed to be beneficially owned by LLM LLC due to its beneficial ownership of certain options.

(2)

As set forth in Shareholder’s Schedule 13G, as of December 31, 2005, filed on February 14, 2006. Bruce S. Sherman, CEO of Private Capital Management, Inc. (PCM), and Gregg J. Powers, President of PCM, in their respective capacities as CEO and President, exercise shared dispositive and shared voting power with respect to the shares held by PCM’s clients and managed by PCM. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by PCM’s clients and disclaim the existence of a group.

BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Directors, Nominees and Executive Officers	Number of Common Shares Beneficially Owned on March 1, 2006		Percentage of Company’s Common Shares Beneficially Owned

Richard S. Braddock	44,328	(a) (b)	0.0137

Robert H. Brust	443,358	(a) (b)	0.1368

Daniel A. Carp	1,746,830	(a) (b)	0.5389

Martha Layne Collins	32,562	(a) (b)	0.0100

Timothy M. Donahue	22,948	(a) (b)	0.0071

Philip J. Faraci	20,932	(b)	0.0065

Michael J. Hawley	6,808	(a) (b)	0.0021

William H. Hernandez	13,426	(a) (b)	0.0041

Durk I. Jager	36,918	(a) (b)	0.0114

James T. Langley	30,272	(b)	0.0093

Debra L. Lee	23,909	(a) (b)	0.0074

Delano E. Lewis	19,249	(a) (b)	0.0059

Bernard V. Masson	73,662	(a) (b)	0.0227

Paul H. O’Neill	17,358	(a) (b)	0.0054

Antonio M. Perez	811,438	(a) (b)	0.2503

Hector de J. Ruiz	25,613	(b)	0.0079

Laura D’Andrea Tyson	23,754	(a) (b)	0.0073

All Directors, Nominees and Executive Officers as a Group (26), including the above	4,080,131	(a) (b) (c)	1.2587

The above table reports beneficial ownership of the Company’s common stock in accordance with Rule 13d-3 under the Securities Exchange Act. This means all Company securities over which the directors, nominees and executive officers directly or indirectly have, or share voting or investment power, are listed as beneficially owned. The figures above include shares held for the account of the above persons in the Eastman Kodak Shares Program and the Kodak Employees’ Stock Ownership Plan, and the interests of the above persons in the Kodak Stock Fund of the Eastman Kodak Employees’ Savings and Investment Plan, stated in terms of Kodak shares.

(Footnotes on next page)

The chart below includes the following: footnote (a) - Kodak common stock equivalents, which are held in deferred compensation plans; and footnote (b) - the number of shares which may be acquired by exercise of stock options:

Name	Footnote (a)	Footnote (b)

Richard S. Braddock	6,525	11,500

Robert H. Brust	29,570	363,599

Daniel A. Carp	288,938	1,424,610

Martha Layne Collins	16,362	11,500

Timothy M. Donahue	7,048	9,500

Philip J. Faraci	0	10,932

Michael J. Hawley	1,857	1,500

William H. Hernandez	6,926	3,500

Durk I. Jager	20,918	11,500

James T. Langley	3,356	14,515

Debra L. Lee	3,721	11,500

Delano E. Lewis	6,549	9,500

Bernard V. Masson	33,862	39,799

Paul H. O’Neill	11,358	3,500

Antonio M. Perez	87,068	564,370

Hector de J. Ruiz	0	9,500

Laura D’Andrea Tyson	7,266	11,500

All Directors, Nominees and Executive Officers	604,395	3,050,521

(c)

Each individual executive officer and director listed above beneficially owned less than 1% of the outstanding shares of the Company’s common stock. As a group, these executive officers and directors owned 1.26% of the outstanding shares of the Company’s common stock.

Executive Compensation

SUMMARY COMPENSATION TABLE

The individuals named in the following table are the Company’s current and retired CEOs who served during 2005 and the four other most highly compensated executive officers under Item 402(a)(3) of Regulation S-K during 2005, including one retired officer. These six executive officers are sometimes referred to as the “named executive officers” in this Proxy Statement. Messrs. Carp and Masson retired from the Company on January 1, 2006 and January 2, 2006, respectively. The figures shown include both amounts paid and amounts deferred.

	Annual Compensation				Long-Term Compensation

					Awards		Payouts

Name and Principal Position	Year	Salary(a)	Bonus(b)	Other Annual Compensation(c)	Restricted Stock Awards(d)	Securities Underlying Options/SARs(e)	LTIP Payouts(f)	All Other Compensation(g)

A. M. Perez	2005	$1,049,554	$2,358,434	$1,477,987	$1,594,200	435,000	$464,100	$ 0
Chairman & CEO	2004	1,010,030	1,242,618	69,240	0	90,130	0	0
	2003	648,269	819,000	18,573	4,143,500	551,500	478,899	0

R. H. Brust	2005	751,623	818,611	55,824	710,640	80,333	106,756	491,550
Exec. VP & CFO	2004	765,631	686,384	—	0	18,000	0	515,800
	2003	676,577	585,446	—	0	14,400	368,986	434,100

P. J. Faraci	2005	473,464	547,302	28,006	0	83,440	0	6,150
Sr. VP

J. T. Langley	2005	499,873	838,050	40,208	0	83,440	87,256	6,150
Sr. VP	2004	507,846	606,332	—	0	16,750	0	6,000
	2003	155,288	134,947	—	313,950	13,400	0	1,827

Retired Officers

D. A. Carp	2005	1,105,904	2,591,600	227,118	0	199,667	795,600	0
Retired Chairman	2004	1,138,328	2,172,988	155,548	0	108,000	0	0
& CEO	2003	1,080,769	1,909,600	15,916	0	72,000	883,670	0

B. V. Masson	2005	638,868	462,231	10,741	0	79,750	106,756	0
Retired Sr. VP	2004	655,248	627,785	—	0	21,600	0	0
	2003	480,192	501,783	—	472,800	14,400	250,409	0

(a)

Salary Twenty-six pay periods fell within 2005, rather than 27 as in 2004. As a result, the salary amounts for four named executives, R. H. Brust, J. T. Langley, D. A. Carp and B. V. Masson, are lower than they were in 2004. A. M. Perez’s salary increased during 2005 as a result of his promotion to CEO effective June 1, 2005.

(b)

Bonus This column shows Executive Compensation for Excellence and Leadership Plan (EXCEL) awards for services performed, not paid, in each year indicated. For A. M. Perez, the bonus amount in 2005 also includes a cash award of $150,000 in connection with his promotion to CEO effective June 1, 2005. For P. J. Faraci, for 2005, the amount includes a signing bonus of $50,000 paid under the terms of his November 3, 2004 offer letter which is described on page 33. For J. T. Langley for 2003, 2004 and 2005, the amounts include a cash sign-on bonus of $25,000 paid under the terms of his August 12, 2003 offer letter, which is described on page 33; and for 2004 and 2005, the amounts include payments of $200,000 and $300,000, respectively, under the terms of the individual long-term bonus plan contained in his August 12, 2003 offer letter. For B. V. Masson for 2003, the amount includes a one-time performance-based bonus of $41,450 as provided for under his November 7, 2002 offer letter.

(c)

Other Annual Compensation The amounts in this column include tax reimbursements and perquisites and other personal benefits where the total incremental cost of all perquisites and other personal benefits exceeds the lesser of $50,000 or 10% of each executive’s salary and bonus per year. Although the total perquisites in 2005 for P. J. Faraci, J. T. Langley and B. V. Masson fall below this disclosure threshold, information regarding their perquisites is nevertheless shown in order to provide more fulsome disclosure. More detailed information on perquisites is provided below where the value of an individual item exceeds 25% of total perquisites for the applicable executive. Where no amount is shown, there were no tax reimbursements and the value of the perquisites or personal benefits provided was less than the minimum amount required to be reported.

Perquisites for 2004 and 2005 are valued at their incremental cost to the Company. The incremental cost to the Company for personal use of Company aircraft is calculated based on the direct operating costs to the Company, including fuel costs, FBO handling and landing fees, vendor maintenance costs, catering, travel fees and other miscellaneous direct costs. Fixed costs that do not change based on usage, such as salaries and benefits of crew, training of crew, utilities, taxes and general maintenance and repairs, are excluded. The amounts reported for 2004 and 2005 reflect a change in valuation methodology from 2003 in which the cost of personal use of Company aircraft is calculated using the Standard Industrial Fare Level (SIFL) tables found in the tax regulations.

For D. A. Carp, the amount for 2005 includes a tax reimbursement of $22,973 due to income attributed to him and $199,680 in incremental costs to the Company, both relating to his use of Company aircraft. The amount for 2004 includes a tax reimbursement of $21,485 due to income attributed to him and $121,875 in incremental costs to the Company, both relating to his use of Company aircraft. For 2003, the amount is for a tax reimbursement relating to his use of Company aircraft. The Company required D. A. Carp to use Company transportation for security reasons in each of these three years.

For A. M. Perez, the amount for 2005 includes relocation expenses of $704,848 and a tax reimbursement on these relocation expenses of $564,032, and $152,208 in incremental costs to the Company relating to his use of Company aircraft. The Company requires A. M. Perez to use Company transportation for security reasons effective upon his promotion to Chief Executive Officer. The amount for 2004 includes relocation expenses of $19,455 and a tax reimbursement on these relocation expenses of $2,787, and $37,125 relating to his use of Company aircraft. For 2003, the amount shown includes a tax reimbursement for relocation expenses paid under the Company’s new hire relocation program and A. M. Perez’s March 3, 2003 offer letter.

For R. H. Brust, the amount for 2005 includes $51,000 in incremental costs to the Company relating to his use of Company aircraft.

For P. J. Faraci, the amount for 2005 includes relocation expenses of $15,016 and a tax reimbursement on these relocation expenses of $11,116. For J. T. Langley, the amount for 2005 includes $36,600 in incremental costs to the Company relating to his use of Company aircraft. For B. V. Masson, the amount for 2005 includes $8,400 in incremental costs to the Company relating to his use of Company aircraft.

(d)

Restricted Stock Awards The awards shown represent grants of restricted stock or restricted stock units valued as of the date of grant. Dividends are paid on the restricted shares and restricted units as and when dividends are paid on Kodak common stock. The following table shows a breakdown of restricted stock or restricted stock unit grants for 2003-2005:

Name	Year	Number of Shares Granted	Award Program	Value	Valuation Date

A. M. Perez	2005	60,000	Promotion Award	$26.57	06/01/05
	2003	100,000	Signing Bonus	30.97	04/02/03
		50,000	Retention Award	20.93	10/01/03

R. H. Brust	2005	27,000 (1)	Retention Award	26.32	05/12/05

J. T. Langley	2003	15,000 (2)	Signing Bonus	20.93	10/01/03

Retired Officer

B. V. Masson	2003	20,000	Retention Award	23.64	10/21/03

(1)

One-third of these shares will vest on each of February 1, 2007, February 1, 2008 and February 1, 2009. The terms of Mr. Brust’s retention agreement provide that if he terminates employment for other than cause on or after January 3, 2007, all remaining restrictions on the shares will lapse and he will not forfeit these shares.

(2)

One-half of these shares vested on October 1, 2005 and one-half will vest on October 1, 2006. Under the terms of Mr. Langley’s offer letter, if his employment is terminated without cause or if he terminates his employment for good reason, he is entitled to retain a prorated portion of the restricted shares and the restrictions will lapse.

The total number and value of restricted shares and units held as of December 31, 2005 for each named individual (valued at $23.40 per share) were:

Name	Number of Shares and Units	Value

A. M. Perez	210,000	$4,914,000

R. H. Brust	29,500	690,300

P. J. Faraci	10,000	234,000

J. T. Langley	7,500	175,500

Retired Officers

D. A. Carp	20,000	468,000

B. V. Masson	20,000	468,000

(e)

Securities Underlying Options/SARs The amounts for 2005 represent: 1) grants made on June 1, 2005 under a program to reward key executives for their roles in the Company’s digital transformation; 2) a grant of 300,000 options made to A. M. Perez on June 1, 2005 in recognition of his promotion to Chief Executive Officer; 3) grants made in the fourth quarter under the annual officer stock option program; and 4) a grant of 10,000 options made to P. J. Faraci on May 12, 2005 in recognition of his promotion to senior vice president of the Company.

The amounts for 2004 represent grants made in the fourth quarter of 2004 under the officer stock option program.

The amounts for 2003 represent: 1) a grant of 500,000 options awarded to A. M. Perez on April 2, 2003 as a sign-on bonus and 2) grants made in the fourth quarter under the officer stock option program.

(f)

LTIP Payouts  For 2005, this amount represents the value of restricted stock unit awards made under the 2004-2005 performance cycle of the Leadership Stock Program under the 2000 Omnibus Long-Term Compensation Plan. The value of these awards was computed at $26.00, the closing price of the Company’s common stock on February 21, 2006 (since the date of the award, February 20, 2006, was a holiday). The award amounts were as follows: A. M. Perez – 17,850; R. H. Brust – 4,106; J. T. Langley – 3,356; D. A. Carp – 30,600; and B. V. Masson – 4,106. Mr. Faraci was not eligible for this award since he became employed during the performance cycle. Except in the case of Messrs. Carp and Masson, who have terminated employment with the Company for an “approved reason,” payment of the awards is subject to a one-year vesting period as described on page 31.

No awards were paid for the periods 2003-2005 and 2001-2003 under the Performance Stock Program. The amounts shown for 2003 are the value of the final awards paid under the Executive Incentive Plan of the 2002-2004 performance cycle of the Performance Stock Program based on performance over the period 2002-2003, computed as of the date of the award, February 17, 2004, at $29.07 per share: A. M. Perez – 16,474; R. H. Brust – 12,693; D. A. Carp – 30,398; and B. V. Masson – 8,614. The awards were paid in shares of Kodak common stock.

(g)

All Other Compensation For R. H. Brust for 2005, the amount represents $485,400 of principal and interest forgiven in connection with the loan from the Company described below and $6,150 as the Company’s matching contribution to its 401(K) plan; for 2004, the amount represents $509,800 of principal and interest forgiven in connection with the loan from the Company described below and $6,000 as the Company’s matching contribution to its 401(K) plan; for 2003, the amount represents $428,100 of principal and interest forgiven in connection with the loan and $6,000 as the Company’s matching contribution to its 401(K) plan. For P. J. Faraci and J. T. Langley, the amounts represent the Company’s matching contribution to its 401(K) Plan.

INDEBTEDNESS OF MANAGEMENT

Robert H. Brust, Executive Vice President and Chief Financial Officer
Under Mr. Brust’s December 20, 1999 offer letter, the Company agreed to pay Mr. Brust $3,000,000 because he forfeited 75,000 restricted shares of his former employer’s common stock as a result of accepting employment with the Company. The arrangement was structured as a loan, the balance of which would be forgiven over time, to incent Mr. Brust to continue his employment with the Company and provide him favorable tax treatment.

The loan, which is evidenced by a promissory note dated January 6, 2000, bears interest at a rate of 6.21% per annum, the applicable federal rate for mid-term loans, compounded annually, in effect for January 2000. A portion of the principal and all of the accrued interest on the loan is forgiven on each of the first seven anniversaries of the loan. Mr. Brust is not entitled to forgiveness on any anniversary date if he voluntarily terminates his employment or is terminated for cause on or before the anniversary date. The balance due under the loan on March 1, 2006 was $504,429; the largest aggregate amount outstanding under the loan during 2005 was $1,059,997.

Daniel A. Carp, Retired Chairman and Chief Executive Officer
In March 2001, the Company loaned Mr. Carp $1,000,000 for the purchase of a home. The loan was unsecured and bore interest at 5.07% per year, the applicable federal rate for mid-term loans, compounded annually, in effect for March 2001. The entire amount of the loan and all accrued interest was paid by Mr. Carp upon his retirement from the Company. The largest aggregate amount outstanding under the loan during 2005 was $508,347.

BASE SALARY

Base salary is the only fixed portion of an executive’s compensation. Each executive’s base salary is reviewed annually based on the executive’s relative responsibility and market comparisons.

SHORT-TERM VARIABLE PAY PLAN

Three key principles underlie the Executive Compensation for Excellence and Leadership Plan (EXCEL), the Company’s short-term variable pay plan for its executives: alignment, simplicity and discretion. Alignment to Company objectives is achieved through the two performance metrics used to fund the Plan: digital revenue and investable cash flow. Simplicity is accomplished through ease of plan administration; each participant has only three to four key performance goals. Discretion, the third key principle, may be used to adjust the size of the Plan’s funding pool, modify the funding pool’s allocation to the Company’s units and determine the performance and rewards of the Plan’s participants.

Participants in EXCEL are assigned target awards for the year based on a percentage of their base salaries as of the end of that year. This percentage is determined by the participant’s wage grade. For 2005, target awards ranged from 25% of base salary for lower-level executives to 155% of base salary for the CEO.

In the first 90 days of each year, the Compensation Committee establishes a performance matrix for the year based on the Plan’s two performance metrics. This matrix determines the percentage of the Plan’s target corporate funding pool that will be earned for the year based on the Company’s actual performance against these two metrics. The target corporate funding pool is the aggregate of all participants’ target awards for the year. Under the performance matrix, the corporate funding pool will fund at 100% if target performance for each performance metric is met.

The Compensation Committee may use its discretion to increase or decrease the amount of the corporate funding pool for any year. The Committee considers a number of baseline metrics before applying this discretion. In 2005, these baseline metrics included earnings from operations in the traditional business, performance against supply chain and inventory goals, performance against cost reduction goals regarding selling, general, administrative and advertising costs and execution against the Company’s new business model. In addition, the Compensation Committee may choose to exercise discretion to recognize such things as unanticipated economic or market changes, extreme currency exchange effects and management of significant workforce issues.

The CEO allocates the corporate funding pool among the Company’s business units. Each business unit has its own targets for operational performance for the year. Senior management of each staff, region, function and business unit allocates the unit’s funds to its participants based on each participant’s individual performance. This assessment includes performance against pre-established individual goals, leadership and support of the Company’s diversity and inclusion strategy.

STOCK OPTION PROGRAM

Since the Fall of 2003, only the Company’s officers are eligible for an annual stock option grant. This change was made in large part in recognition of the significant potential dilutive impact of these types of awards. The Company’s officers, including its named executive officers, continue to receive stock options since they remain an effective incentive compensation vehicle for those who are most responsible for influencing shareholder value.

Currently, all options are granted for a term of no more than seven years and are priced at 100% of the fair market value of the Company’s common stock on the date of grant. In addition, in those limited situations where participants are permitted to retain their stock options upon termination of employment, the options generally expire three years thereafter, rather than upon expiration of their normal term.

The Company bases target grant ranges on the median survey values of the companies it polls. Grants to individual officers are then adjusted based in large part on the officer’s relative leadership assessment. Finally, the Compensation Committee ultimately determines the size of the stock option awards to the executive officers using the recommendations made by management as a starting point. The 2005 stock option awards granted by the Compensation Committee to the named executive officers are listed in the following table.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number of Securities Underlying Options/ SARs Granted(a)		Percentage of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Grant Date Present Value(f)

A. M. Perez	300,000	(b)	16.20%	$26.47	05/31/2012	$2,238,000
	135,000	(c)	7.29	24.75	12/06/2012	1,201,500

R. H. Brust	62,333	(d)	3.37	26.47	05/31/2012	465,004
	18,000	(c)	0.10	24.75	12/06/2012	160,200

P. J. Faraci	10,000	(e)	0.05	26.46	05/11/2012	74,600
	52,500	(d)	2.84	26.47	05/31/2012	391,650
	20,940	(c)	1.13	24.75	12/06/2012	186,366

J. T. Langley	62,500	(d)	3.38	26.47	05/31/2012	488,630
	20,940	(c)	1.13	24.75	12/06/2012	186,366

Retired Officers

D. A. Carp	91,667	(d)	4.95	26.47	05/31/2012	683,836
	108,000	(c)	5.83	24.75	12/06/2012	961,200

B. V. Masson	79,750	(b)	4.31	26.47	05/31/2012	594,935

(a)

Termination of employment results in forfeiture of the options unless the termination is due to retirement, death, disability or an approved reason. In these circumstances, the options generally expire on the third anniversary of the date of termination of employment. Vesting accelerates upon death, disability or termination of employment as a result of divestiture or transfer to an entity in which the Company has an ownership interest, but which is not considered a controlled entity for financial reporting purposes. One-third of the options vest on each of the first three anniversaries of the date of grant. Pursuant to the terms of Mr. Perez’s offer letter dated March 3, 2003, described on page 32, upon certain termination of employment circumstances, Mr. Perez will be permitted to retain his stock options for their full original term.

(b)	These options were granted to A. M. Perez on June 1, 2005 in connection with Mr. Perez’s promotion to CEO.

(c)	These options were granted on December 7, 2005 under the annual officer stock option program.

(d)	These options were granted on June 1, 2005 under a program to reward key executives for their roles in the Company’s digital transformation.

(e)	These options were granted to P. J. Faraci on May 12, 2005 in connection with Mr. Faraci’s promotion to senior vice president of the Company.

(f)

The fair value of these options was determined using the Black-Scholes model of option valuation in a manner consistent with the requirements of Statement of Financial Accounting Standards No. 123-R (revised 2004), “Share-Based Payment,” using the following assumptions:

	May 12, 2005 Grant	June 1, 2005 Grant	December 7, 2005 Grant

Risk-Free Interest Rate	3.6%	3.6%	4.5%

Expected Option Life	4 years	4 years	6.7 years

Expected Volatility	35.2%	35.2%	34.7%

Expected Dividend Yield	1.8%	1.8%	1.9%

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Unexercised Options/SARs at Fiscal Year-End		Underlying Value of Unexercised In-the-Money Options/ SARs at Fiscal Year-End Value*

			Exercisable	Unexercisable	Exercisable	Unexercisable

A. M. Perez	0	$0	314,370	762,260	$0	$0

R. H. Brust	0	0	363,599	97,134	0	0

P. J. Faraci	0	0	10,932	105,308	0	0

J. T. Langley	0	0	14,515	99,075	0	0

Retired Officers

D. A. Carp	0	0	1,458,610	295,675	0	0

B. V. Masson	0	0	39,799	98,951	0	0

*Based on the closing price on the NYSE – Composite Transactions of the Company’s common stock on December 30, 2005 of $23.40 per share.

STOCK OPTIONS AND SARS OUTSTANDING UNDER SHAREHOLDER - AND NON-SHAREHOLDER-APPROVED PLANS

As required by Item 201(d) of Regulation S-K, the Company’s total options outstanding of 36,582,773, including total SARs outstanding of 539,550, have been granted under equity compensation plans that have been approved by security holders and that have not been approved by security holders as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	26,588,925	$44.52	10,811,144

Equity compensation plans not approved by security holders (2)	9,993,848	55.69	0

Total	36,582,773	$47.57	10,811,144

(1)

The Company’s equity compensation plans approved by security holders include the 2005 Omnibus Long-Term Compensation Plan, the 2000 Omnibus Long-Term Compensation Plan, the Eastman Kodak Company 1995 Omnibus Long-Term Compensation Plan, the Eastman Kodak Company 1990 Omnibus Long-Term Compensation Plan and the Wage Dividend Plan.

(2)

The Company’s equity compensation plans not approved by security holders include the Eastman Kodak Company 1997 Stock Option Plan and the Kodak Stock Option Plan. The 1997 Stock Option Plan, a plan formerly maintained by the Company for the purpose of attracting and retaining senior executive officers, became effective on February 13, 1997, and expired on December 31, 2003. The Compensation Committee administered the Plan and continues to administer those Plan awards which remain outstanding. The Plan permitted awards to be granted in the form of stock options, shares of common stock and restricted shares of common stock. The maximum number of shares that were available for grant under the Plan was 3,380,000. The Plan required all stock option awards to be non-qualified, have an exercise price not less than 100% of fair market value of the Company’s stock on the date of the option’s grant and expire on the tenth anniversary of the date of grant. Awards issued in the form of shares of common stock or restricted shares of common stock were subject to such terms, conditions and restrictions as the Compensation Committee deemed appropriate.

The Kodak Stock Option Plan, an “all employee stock option plan” which the Company formerly maintained, became effective on March 13, 1998, and terminated on March 12, 2003. The Plan was used in 1998 to grant an award of 100 non-qualified stock options or, in those countries where the grant of stock options was not possible, 100 freestanding stock appreciation rights, to almost all full-time and part-time employees of the Company and many of its domestic and foreign subsidiaries. In March of 2000, the Company made essentially an identical grant under the Plan to generally the same category of employees. The Compensation Committee administered the Plan and continues to administer those Plan awards which remain outstanding. A total of 16,600,000 shares were available for grant under the Plan. All awards granted under the Plan generally contained the following features: 1) a grant price equal to the fair market value of the Company’s common stock on the date of grant; 2) a two-year vesting period; and 3) a term of 10 years.

LONG-TERM INCENTIVE PLAN

Leadership Stock Program

Effective January 1, 2004, the Compensation Committee allocated performance stock units for the first time under the Leadership Stock Program to the Company’s executives, including the named executive officers. The Leadership Stock Program was established in the Fall of 2003 to:
•	improve the linkage between controllable performance factors and executive compensation;
•	enhance the focus of the Company’s executives on long-term operating goals;
•	de-emphasize stock options by granting annual option awards only to those who are most responsible for influencing shareholder value; and
•	reduce the Company’s share usage.

The program runs in two-year cycles with a new cycle beginning each January. All of the Company’s executives (approximately 800 employees) are eligible to participate in the program. Awards are granted in the form of performance stock units which, if earned, are paid in the form of shares of Kodak stock. The program’s awards are performance-based, not merely time-based. Individual award determinations are based on an executive’s level of responsibility and leadership assessment.

For the 2004-2005 performance cycle, the program’s sole performance metric was Company operational earnings per share (EPS) performance over the two-year period. EPS was used because it was an operational metric that each executive could directly influence. For the 2005-2006 performance cycle, the program’s sole performance metric originally was EPS, but in October 2005 was changed to digital earnings from operations (DEFO). This change in metric was a result of the Company’s announcement in July 2005 that it will no longer report operational earnings per share and that digital earnings growth is one of the three key metrics by which the Company is being managed. Like EPS, DEFO is a metric that each executive can directly influence. With respect to the 2005-2006 performance cycle, the target DEFO amounts that underlie the original EPS goals were used in order to determine the appropriate revised performance goal for the performance cycle so as to provide a consistent methodology for the performance goal and minimum performance goal. In setting the target for each two-year period contained in the 2004-2005 and 2005-2006 performance cycles of the program, the Compensation Committee evaluated the Company’s implied return on invested capital to ensure that an acceptable level of return to shareholders is achieved at target performance levels. For the 2006-2007 performance cycle, the program’s sole performance metric is DEFO.

The payment of any stock units earned under the program for any performance cycle is delayed for one year contingent on the executive’s continuous employment with the Company, except in certain limited termination of employment circumstances, such as retirement, death, disability or an approved reason, where the one-year vesting period does not apply. During this one-year vesting period, dividend equivalents are paid on the stock units, but they too are subject to this one-year vesting period. At the end of this one-year period, the stock units, and all of the dividend equivalents earned on these stock units, are paid to the executive in the form of shares of the Company’s stock.

For most executives, the Leadership Stock Program replaces the Company’s historical practice of granting an annual stock option award. Only the Company’s officers continue to be eligible for an annual award of stock options. The target Leadership Stock allocations for the Company’s officers are reduced to reflect their continuing participation in the stock option program.

The Leadership Stock Program also replaced the Company’s Performance Stock Program. This was a program for the Company’s top executives that measured performance over a three-year period based on the Company’s relative shareholder return. The Compensation Committee decided to replace the program to improve the linkage between controllable performance and executive compensation, and to enhance the focus on the Company’s long-term operating goals. The final cycle of the Performance Stock Program ended December 31, 2005. The target awards under the Leadership Stock Program for those participants who were formerly eligible for the Performance Stock Program were increased to reflect their former participation in this program.

Because the amount of an executive’s earned award under the Leadership Stock Program is dependent upon the Company’s DEFO performance and the executive’s continued employment, the amount of payout (if any) to an executive under the program for the 2005-2006 and 2006-2007 performance cycles cannot be determined at this time. The following table describes the award allocations that would be payable to a named executive officer under the program for the 2005-2006 and 2006-2007 cycles, assuming threshold, target and maximum DEFO performance is achieved and the named executive officer satisfies the cycle’s one-year vesting period, where applicable. The awards payable to a named executive officer under the program for the 2004-2005 cycle, assuming satisfaction of the one-year vesting period where applicable, are listed in the Summary Compensation Table on page 25.

Long-Term Incentive Plan — Awards in Last Fiscal Year

Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans

			Threshold # of Shares	# of Shares at Target Performance	Maximum # of Shares

A. M. Perez	N/A	2005-2006	0	32,500	65,000
		2006-2007	0	63,750	127,500

R. H. Brust	N/A	2005-2006	0	8,750	17,500
		2006-2007	0	10,050	20,100

P. J. Faraci	N/A	2005-2006	0	5,925	11,850
		2006-2007	0	10,250	20,500

J. T. Langley	N/A	2005-2006	0	7,230	14,460
		2006-2007	0	10,250	20,500

Retired Officers

D. A. Carp	N/A	2005-2006	0	41,000	82,000
		2006-2007	—	—	—

B. V. Masson	N/A	2005-2006	0	9,450	18,900
		2006-2007	—	—	—

EMPLOYMENT CONTRACTS AND ARRANGEMENTS

Antonio M. Perez
The Company employed Mr. Perez as President and COO under an offer letter dated March 3, 2003. In addition to the information provided elsewhere in this Proxy Statement, the offer letter provided Mr. Perez a base salary of $900,000, subject to adjustment at least annually, and a target award under the Company’s annual variable compensation plan of 100% of his base salary. As a hiring bonus on April 2, 2003, Mr. Perez received a grant of stock options for 500,000 shares and 100,000 shares of restricted stock. The offer letter also provides Mr. Perez with a severance allowance equal to two times his base salary plus target annual bonus if he terminates for good reason or is terminated without cause. In either circumstance, Mr. Perez will also: 1) receive a prorated award for the year of his termination of employment under the Company’s short-term variable pay plan and long-term award program; 2) be permitted to retain his restricted stock awards (other than the restricted stock award granted to him upon the commencement of his employment), and the restrictions will lapse, and stock options, for their full original term; 3) receive a prorated portion of the restricted stock award granted to him upon his commencement of employment; 4) receive a prorated portion of the supplemental retirement benefit described on page 37; and 5) receive financial counseling benefits for two years.

On May 10, 2005, in recognition of Mr. Perez’s election as CEO effective June 1, 2005 and as Chairman effective December 31, 2005, the Compensation Committee approved various changes to his compensation. When Mr. Perez became CEO, he received: 1) an annual base salary of $1,100,000 (with the excess over $1 million to be deferred until after Mr. Perez’s retirement in order to preserve the full deductibility for federal income tax purposes of Mr. Perez’s base salary); 2) a one-time cash award of $150,000; 3) a one-time award of 60,000 shares of restricted stock with a five-year vesting schedule with 50% of the shares vesting on the third anniversary of the grant date and 50% vesting on the fifth anniversary of the grant date; and 4) a one-time award of 300,000 non-qualified stock options with a seven-year term, an exercise price equal to the fair market value of the Company’s common stock on the date of grant and a three-year vesting schedule with one-third of the options vesting on each of the first three anniversaries of the grant date. In addition, effective June 1, 2005, Mr. Perez became eligible to receive: 1) a target performance cash bonus equal to 155% of his base salary under EXCEL, if earned; 2) a target leadership stock allocation of 34,000 units for the 2006-2007 cycle under the Leadership Stock Program, subject to Company performance over the two years of the cycle and minimum vesting requirements; and 3) a target stock option allocation of 72,000 non-qualified stock options under the Company’s officer stock option program. Effective December 31, 2005, when Mr. Perez became Chairman, he became eligible to receive: 1) a target leadership stock allocation of 50,000 units, commencing with the 2007-2008 cycle, under the Leadership Stock Program, subject to Company performance over the two years of the cycle and minimum vesting requirement; and 2) a target stock option allocation of 100,000 non-qualified stock options under the Company’s officer stock option program.

Robert H. Brust
Mr. Brust has announced his intention to retire from the Company effective February 1, 2007. The Company employed Mr. Brust under an offer letter dated December 20, 1999, that was most recently amended on March 7, 2005. In addition to the information provided elsewhere in this Proxy Statement, the amended offer letter provides Mr. Brust a special severance benefit. If the Company terminates Mr. Brust’s employment without cause prior to January 3, 2007, he will: 1) receive severance pay equal to two times his base salary plus target annual bonus; 2) receive the supplemental retirement benefit described on page 37, calculated based on 14 years of deemed service in addition to his actual years of service; and 3) be permitted to keep his stock options.

On March 7, 2005, the Company and Mr. Brust entered into a retention agreement to induce Mr. Brust to remain employed by the Company through January 3, 2007. Pursuant to the terms of the retention agreement, Mr. Brust will receive a monthly cash retention benefit of $15,000 for each full month of continuous and active employment with the Company during 2006, subject to proration in certain limited circumstances. In addition, on May 12, 2005, Mr. Brust received 27,000 shares of restricted stock under the terms of the 2005 Omnibus Long-Term Compensation Plan. Pursuant to the terms of the award, upon Mr. Brust’s termination of employment for other than “cause” on or after January 3, 2007, all remaining restrictions on the shares will lapse and he will not forfeit any of the restricted stock subject to the grant.

Philip J. Faraci
The Company employed Mr. Faraci under an offer letter dated November 3, 2004. In addition to the information provided elsewhere in this Proxy Statement, the offer letter provides Mr. Faraci with a signing bonus consisting of $50,000 cash, a grant of stock options for 32,800 shares and 10,000 shares of restricted stock. The offer letter also provides Mr. Faraci with an enhanced pension benefit, as described on page 38. If the Company terminates Mr. Faraci’s employment for reasons other than cause or disability prior to the fifth anniversary of his hire date, he will be eligible to receive under the offer letter: 1) severance pay equal to one times his then-current base salary plus target annual bonus; and 2) a prorated portion of the deemed service under the terms of his supplemental retirement benefit described on page 38.

James T. Langley
The Company employed Mr. Langley under an offer letter dated August 12, 2003. In addition to the information provided elsewhere in this Proxy Statement, the offer letter provides Mr. Langley a hiring bonus of 15,000 shares of restricted stock, a cash sign-on bonus, eligibility for an individual long-term bonus, additional relocation and severance benefits and the ability to keep his stock options upon his termination of employment for certain circumstances.

Under the terms of the cash sign-on bonus, Mr. Langley is eligible for a $100,000 payment, payable in four equal installments of $25,000. The first installment was paid upon his employment, the second was paid on the first anniversary of the commencement of his employment, the third was paid on the second anniversary of the commencement of his employment and the remaining installment will be paid on the third anniversary of the date of his commencement of employment provided he is employed with the Company as of such date.

To incent achievement of certain pre-established goals in the Graphic Communications Group, the offer letter establishes a three-year individual long-term bonus plan for Mr. Langley, which provides for a target aggregate award of $1,000,000. The plan is totally performance based; if the plan’s goals are not achieved, no payments can be made under the plan. Under the plan, a separate “target performance goal” is established for each of the plan’s three years. To receive the entire amount of the target award for a particular year, Mr. Langley must achieve 100% of the established “target performance goal” for that year. If Mr. Langley does not achieve the “target performance goal” for a particular year, he may nevertheless receive a portion of the target award for that year if he achieves at least the plan’s “minimum performance goal” for that year. The target award for each year of the plan is as follows: 2004 – $200,000; 2005 – $300,000; 2006 – $500,000. As described in the footnotes to the Summary Compensation Table on page 25, Mr. Langley achieved the plan’s goals for 2004 and 2005 and, therefore, earned the payments of $200,000 and $300,000, respectively, which amounts were deferred. Except in limited circumstances, Mr. Langley must be employed on the last day of the year in order to be eligible for any award payable for that year.

The offer letter states that upon any of the following circumstances, Mr. Langley’s relocation to his prior primary residence will be covered under the terms of the Company’s relocation program if he so chooses: 1) termination without cause; 2) termination for good reason; or 3) voluntary termination following the third anniversary of Mr. Langley’s commencement of employment. Under the same three situations, Mr. Langley is permitted to retain all his stock options following his termination of employment, and under the first two situations, he is entitled to retain a prorated portion of the restricted shares and the restrictions will lapse.

If the Company terminates Mr. Langley’s employment without cause or if he terminates his employment in certain other limited circumstances, Mr. Langley is eligible to receive under the offer letter: 1) severance pay up to one times his base salary plus target annual bonus; and 2) the then current balance in the phantom cash balance account described on page 38 plus a prorated portion of the $100,000 contribution for the year of his termination of employment.

Daniel A. Carp
Mr. Carp retired from the Company on January 1, 2006. The Company employed Mr. Carp as President and CEO under a letter agreement dated December 10, 1999. The letter agreement provided for a base salary of $1,000,000, and a target annual bonus of 105% of base salary. The Compensation Committee approved an increase of Mr. Carp’s annual base salary to $1,100,000 effective May 5, 2003. Mr. Carp’s target award under the Company’s variable pay plan was 155% of his base salary.

If the Company had terminated Mr. Carp’s employment without cause, Mr. Carp would have: 1) been permitted to retain his stock options and restricted stock; 2) received severance pay equal to three times his base salary plus target annual bonus; 3) received prorated awards for the pending periods under the Company’s bonus plans; and 4) been treated for pension purposes as if he were age 60. In the event of Mr. Carp’s disability while employed with the Company, he would have received the same severance pay as he would have received upon termination without cause, except it would have been reduced by the present value of any Company-provided disability benefits he received. The letter agreement also states that upon Mr. Carp’s disability, he would have been permitted to retain all of his stock options.

On May 10, 2005, the Compensation Committee granted Mr. Carp “permitted and approved reason” status for all equity awards, including all stock options, restricted stock and restricted stock units held by Mr. Carp upon his retirement, so that Mr. Carp would not forfeit any of his equity awards as a result of his retirement on January 1, 2006. In addition, the Committee determined that any remaining restriction periods on restricted stock or restricted stock units granted to Mr. Carp would lapse as of the date of his retirement.

Bernard V. Masson
Mr. Masson retired from the Company on January 2, 2006. The Company employed Mr. Masson under an offer letter dated November 7, 2002. The Company entered into a subsequent letter agreement with Mr. Masson on August 13, 2003 as a result of his appointment as President, Digital & Film Imaging Systems. Under this letter agreement, Mr. Masson was eligible to receive a severance allowance equal to one times his base salary plus target annual bonus if he were terminated by the Company prior to August 13, 2008, for reasons other than cause or disability. The Company amended Mr. Masson’s letter agreement effective May 5, 2005 to provide for certain enhanced retirement benefits through a phantom cash balance account established on his behalf by the Company, as described on page 38. Under the terms of this amendment, if Mr. Masson’s employment were terminated for other than cause, or voluntarily after June 1, 2008, he would be entitled to receive the then current balance in the phantom cash balance account.

Effective September 30, 2005, the Company entered into a letter agreement with Mr. Masson in connection with Mr. Masson’s termination of employment with the Company effective January 2, 2006. Pursuant to the terms of the agreement, Mr. Masson will receive a severance allowance equal to $1,646,040 payable in equal consecutive monthly payments over the 12-month period commencing on the six-month anniversary of the date of his termination of employment. In addition, Mr. Masson’s termination of employment is being treated as an “approved reason” for purposes of any stock options he holds and pursuant to the terms of the Company’s Leadership Stock Program described on page 31, so he did not forfeit these awards as a result of his separation from service. Mr. Masson remained eligible for an award under the EXCEL plan described on page 28 for the 2005 performance period in accordance with the terms of EXCEL. In addition, he is receiving continuation of existing health, dental and basic life insurance coverages, a retraining allowance and outplacement services, in accordance with the normal policies and practices of the Company. Also, Mr. Masson will receive the current balance of $200,000 plus accrued interest in his phantom cash balance account pursuant to the terms of the May 5, 2005 letter agreement described above.

CHANGE IN CONTROL ARRANGEMENTS

Background
During 2005, the Compensation Committee reviewed the Company’s change in control program. Following its review, the Compensation Committee presented its findings to the Company’s Board of Directors. The Board determined that it was not appropriate at this time to take action regarding the Company’s change in control program. The Board concluded that the Compensation Committee should re-address the topic at such later time as the Board deems appropriate. Set forth below is a summary of the Company’s change in control program as it presently exists.

Program Description
The Company maintains a change in control program to provide severance pay and continuation of certain welfare benefits for virtually all U.S. employees. A “change in control” is generally defined under the program as:

•	the incumbent directors cease to constitute a majority of the Board, unless the election of the new directors was approved by at least two-thirds of the incumbent directors then on the Board;
•	the acquisition of 25% or more of the combined voting power of the Company’s then outstanding securities;
•	a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders; or
•	a vote by the shareholders to completely liquidate or dissolve the Company.

The purpose of the program is to assure the continued employment and dedication of all employees without distraction from the possibility of a change in control. The program provides for severance payments and continuation of certain welfare benefits to eligible employees whose employment is terminated, either voluntarily with “good cause” or involuntarily, during the two-year period following a change in control. The amount of the severance pay and length of benefit continuation is based on the employee’s position. The named executive officers would be eligible for severance pay equal to three times their total target annual compensation. In addition, the named executive officers would be eligible to participate in the Company’s medical, dental, disability and life insurance plans until the first anniversary of the date of their termination of employment. The Company’s change in control program also requires, subject to certain limitations, tax gross-up payments to all employees to mitigate any excise tax imposed upon the employee under the Internal Revenue Code.

Another component of the program provides enhanced benefits under the Company’s retirement plan. Any participant whose employment is terminated, for a reason other than death, disability, cause, retirement or voluntary resignation, within five years of a change in control is given up to five additional years of service. In addition, where the participant is age 50 or over on the date of the change in control, up to five additional years of age is given for the following plan purposes:

•	to determine eligibility for early and normal retirement;
•	to determine eligibility for a vested right; and
•	to calculate the amount of retirement benefit.

The actual number of years of service and years of age that is given to such a participant decreases proportionately depending upon the number of years that elapse between the date of a change in control and the date of the participant’s termination of employment. If the plan is terminated within five years after a change in control, the benefit for each participant will be calculated as indicated above.

In the event of a change in control, the Company’s compensation plans (with the exception of the 2005 Omnibus Long-Term Compensation Plan, which is described below) will generally be affected as follows:

•	Under the Executive Deferred Compensation Plan, each participant will be paid the amount in his or her account.
•	Under EXCEL, each participant will be paid a pro rata target award for the year in which the change in control occurs.
•

Under the Company’s stock option plans, in the event of a change in control which causes the Company’s stock to cease active trading on the NYSE and Kodak common stock is not exchanged solely for common stock of the surviving company or the surviving company does not assume all plan awards, all outstanding options will vest in full and be cashed out based on the difference between the change in control price and the option’s exercise price.

•

Under the Company’s restricted stock programs, in the event of a change in control which causes the Company’s stock to cease active trading on the NYSE and Kodak common stock is not exchanged solely for common stock of the surviving company or the surviving company does not assume all plan awards, all of the restrictions on the stock will lapse and the stock will be cashed out based on the change in control price.

Under the Company’s 2005 Omnibus Long-Term Compensation Plan, upon a change in control, if outstanding stock option and restricted stock awards are assumed or substituted by the surviving company, as determined by the Compensation Committee, then the awards will not immediately vest or be exercisable. If the awards are so assumed or substituted, then the awards will be subject to accelerated vesting and exercisability upon certain terminations of employment within the first two years after the change in control. Only if the awards are not so assumed or substituted will they become immediately vested, exercisable and paid out in cash or shares. For performance awards, if more than 50% of the performance cycle has elapsed when a change in control occurs, the award will vest and be paid out at the greater of target performance or performance to date. If 50% or less of the performance cycle has elapsed when a change in control occurs, the award will vest and be paid out at 50% of target performance, regardless of actual performance to date.

DEFERRED COMPENSATION

The Company maintains a deferred compensation plan for its executives, i.e., the Eastman Kodak Company 1982 Executive Deferred Compensation Plan. The plan permits the Company’s executives to defer a portion of their base salary and short-term variable pay awards. Each Fall, the Company’s executives may elect to defer base salary for the following year and up to 75% of any short-term variable pay award earned for that year, which is payable in the following year. The plan has only two investment options, an interest-bearing account that pays interest at the prime rate and a Kodak phantom stock account. Only the Company’s executive officers are permitted to defer into the phantom stock account. The Company does not provide its executive officers any incentives to encourage them to participate in the phantom stock account. The plan’s benefits are neither funded nor secured. As of December 31, 2005, one executive officer has a phantom stock account balance.

RETIREMENT PLAN

The Company funds a tax-qualified defined benefit pension plan for virtually all U.S. employees. The plan contains both a traditional defined benefit component and a cash balance component. The cash balance component covers all new employees hired after February 28, 1999. Mr. Carp is the only named executive officer who participates in the traditional defined benefit component; the remaining named executive officers participate in the cash balance component. All of the named executive officers, with the exception of Mr. Carp, participate in a supplemental retirement arrangement.

Traditional Defined Benefit Component
Under the pension plan’s traditional defined benefit component, retirement income benefits are based upon an employee’s average participating compensation (APC). The plan defines APC as one-third of the sum of the employee’s participating compensation for the highest consecutive 39 periods of earnings over the 10 years ending immediately prior to retirement or termination of employment. Participating compensation, in the case of a named executive officer, is base salary and EXCEL awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee’s years of accrued service by the sum of: a) 1.3% of APC plus b) 0.3% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. The normal form of benefit is an annuity, but a lump sum payment is available in limited situations. Federal laws place limitations on compensation amounts that may be included under a qualified pension plan ($210,000 in 2005) as well as limitations on the total benefit that may be paid from such plans. Pension benefits within the limit are funded by a pension trust that is separate from the Company’s general assets. Pension benefits applicable to compensation that exceeds federal limitations or is deferred and pension benefits in excess of the limitations on total benefits are paid from one or more unfunded supplementary plans, and are funded from the Company’s general assets.

Pension Plan Table
Annual Retirement Income Benefits — Straight Life Annuity Beginning at Age 65

	Years of Service

Remuneration	3	20	25	30	35	40

$ 500,000	$ 23,152	$ 154,348	$ 192,935	$ 231,522	$ 270,109	$ 283,614

750,000	35,152	234,348	292,935	351,522	410,109	430,614

1,000,000	47,152	314,348	392,935	471,522	550,109	577,614

1,250,000	59,152	394,348	492,935	591,522	690,109	724,614

1,500,000	71,152	474,348	592,935	711,522	830,109	871,614

1,750,000	83,152	554,348	692,935	831,522	970,109	1,018,614

2,000,000	95,152	634,348	792,935	951,522	1,110,109	1,165,614

2,250,000	107,152	714,348	892,935	1,071,522	1,250,109	1,312,614

2,500,000	119,152	794,348	992,935	1,191,522	1,390,109	1,459,614

2,750,000	131,152	874,348	1,092,935	1,311,522	1,530,109	1,606,614

3,000,000	143,152	954,348	1,192,935	1,431,522	1,670,109	1,753,614

3,250,000	155,152	1,034,348	1,292,935	1,551,522	1,810,109	1,900,614

NOTE: For purposes of this table, Remuneration means APC.

The following table shows the years of service credited as of December 31, 2005 to Mr. Carp. This table also shows the amount of Mr. Carp’s APC at the end of 2005.

Retirement Plan Table

Name	Years of Service	Average Participating Compensation

D. A. Carp	35	$3,238,836

Cash Balance Component
Messrs. Perez, Brust, Faraci, Langley and Masson are the named executive officers who participate in the cash balance component of the pension plan. Under the cash balance component of the Company’s pension plan, the Company establishes an account for each participating employee. Every month the employee works, the Company credits the employee’s account with an amount equal to 4% of the employee’s monthly pay, as well as any pay received under EXCEL. In addition, the ongoing balance of the employee’s account earns interest at the 30-year Treasury bond rate (or such other similar rate as may be legally permitted or required). To the extent pay is deferred, or federal laws place limitations on the amount of pay that may be taken into account under the plan, 4% of the excess pay is credited to an account established for the employee in an unfunded supplementary plan. If a participating employee leaves the Company and is vested (five or more years of service), the employee’s account balance will be distributed to the employee in the form of a lump sum or monthly annuity. Participating employees whose account balance exceeds $1,000 also have the choice of leaving their account balances in the plan to continue to earn interest.

Estimated annual benefits payable upon retirement at normal retirement age (i.e., age 65) under the cash balance component of the pension plan to Messrs. Perez, Brust, Faraci, and Langley are reflected in the following table. Mr. Masson retired on January 2, 2006 and was not fully vested under the pension plan and, therefore, will not receive any benefits under the plan. The retirement benefits in the table are: 1) calculated using the named executive officer’s account balance on December 31, 2005; and 2) based on the assumptions that each named executive officer will remain an employee until age 65, that his account balance on December 31, 2005 will continue to earn interest at the 30-year Treasury bond rate (or such other similar rate as may be legally permitted or required), and that the terms of the pension plan remain unchanged.

Name	Estimated Annual Benefits Payable at Normal Retirement Age

A. M. Perez	$95,688

R. H. Brust	67,008

P. J. Faraci	75,756

J. T. Langley	48,504

Supplemental Retirement Arrangements

Antonio M. Perez
Mr. Perez is eligible for a supplemental unfunded pension benefit under the terms of his March 3, 2003 offer letter. Under this arrangement, if Mr. Perez remains employed for three years, he will be treated as if eligible for the traditional defined benefit component of the pension plan. For this purpose, he will be considered to have completed eight years of service with the Company and attained age 65. If, instead, Mr. Perez remains employed for nine years, he will be considered to have completed 25 years of service with the Company. Mr. Perez’s supplemental pension benefit will be offset by his cash balance benefit.

Mr. Perez’s total estimated annual benefit payable upon retirement at normal retirement age (i.e., 65) under his supplemental unfunded pension arrangement, prior to offset for any cash balance benefit, is $480,876. This estimate is based on the following assumptions: 1) that Mr. Perez will remain an employee of the Company until age 65; 2) that his compensation will increase 3.75% per year; 3) that the terms of the pension plan will remain unchanged; and 4) the following additional assumptions for purposes of converting his cash balance benefit into an annuity: the cash balance account accrues interest at 5% per year; a discount rate of 5%; and life expectancy using the 1994 Group Annuity Reserving Table for males and females projected to 2002 at scale AA.

Robert H. Brust
In addition to the benefits described above, Mr. Brust is covered under a supplemental unfunded pension arrangement established under his amended offer letter. This arrangement provides Mr. Brust a single life annuity of $12,500 per month upon his retirement if he remains employed with the Company for at least five years. Since Mr. Brust has remained employed until January 3, 2006, he will, in lieu of receiving the $12,500 per month annuity, be treated as if he is eligible for traditional defined benefit component of the pension plan. For this purpose, Mr. Brust will be credited with 14 years of extra service in addition to his actual service. If Mr. Brust remains employed until January 3, 2007, he will be credited with 18 years of extra service in addition to his actual service for purposes of the traditional defined benefit component of the pension plan. In any case, Mr. Brust’s supplemental benefit will be offset by his cash balance benefit.

Mr. Brust’s total estimated annual benefit payable upon retirement at normal retirement age (i.e., age 65) under his supplemental unfunded pension arrangement, prior to offset for any cash balance benefit, is $630,900. This estimate is based on the following assumptions: 1) that Mr. Brust will remain an employee of the Company until age 65; 2) that his compensation will increase 3.75% per year; 3) that the terms of the pension plan will remain unchanged; and 4) the following additional assumptions for purposes of converting his cash balance benefit into an annuity: the cash balance account accrues interest at 5% per year; a discount rate of 5%; and life expectancy using the 1994 Group Annuity Reserving Table for males and females projected to 2002 at scale AA. Mr. Brust has, however, announced his intention to retire from the Company effective February 1, 2007, approximately a year and a half prior to his normal retirement age.

Philip J. Faraci
In addition to the benefit Mr. Faraci may be eligible for under the cash balance component of the pension plan, he is eligible for a supplemental unfunded retirement benefit under the terms of his November 3, 2004 offer letter. Under this arrangement, if Mr. Faraci remains employed for five years, he will be treated as if eligible for the traditional defined benefit component of the pension plan, and will be considered to have completed 12.5 years of service with the Company. If, instead, he remains employed for 12 years, he will be considered to have completed 30 years total of service with the Company. Mr. Faraci’s supplemental pension benefit will be offset by his cash balance benefit and any retirement benefits provided to him under the retirement plan of any former employer.

Mr. Faraci’s total estimated annual benefit payable upon retirement at normal retirement age (i.e., age 65) under his supplemental unfunded pension arrangement, prior to offset for any cash balance benefit and any retirement benefits provided to him under the retirement plan of any former employer, is $462,204. This estimate is based on the following assumptions: 1) that Mr. Faraci will remain an employee of the Company until age 65; 2) that his compensation will increase 3.75% per year; 3) that the terms of the pension plan will remain unchanged; and 4) the following additional assumptions for purposes of converting his cash balance benefit into an annuity: the cash balance account accrues interest at 5% per year; a discount rate of 5%; and life expectancy using the 1994 Group Annuity Reserving Table for males and females projected to 2002 at scale AA.

James T. Langley
In addition to the benefit Mr. Langley may be eligible for under the cash balance component of the pension plan, he is eligible for a supplemental unfunded retirement benefit under the terms of his August 12, 2003 offer letter. Under this arrangement, the Company established a phantom cash balance account on behalf of Mr. Langley. For each full year of service he remains employed (up to a maximum of six years), the Company will credit the account with $100,000. The maximum the Company is obligated to credit to the account is $600,000. Any amounts credited to the account earn interest at the same rate that amounts accrue interest under the cash balance component of the pension plan. In order to receive any of the amounts credited to this account, Mr. Langley must remain continuously employed for at least three years unless his employment terminates for certain specified reasons.

Mr. Langley’s total estimated annual benefit payable upon retirement at normal retirement age (i.e., age 65) under his supplemental unfunded retirement arrangement and the cash balance component of the pension plan is $129,024. This estimate is based on the following assumptions: that Mr. Langley will remain an employee until age 65, that interest accrues on his cash balance benefit at 5% per year, and the terms of the pension plan remain unchanged.

Bernard V. Masson
In addition to the benefits described above, Mr. Masson is covered under a supplemental unfunded retirement benefit under the terms of his amended letter agreement dated May 5, 2005. Under this arrangement, the Company established a phantom cash balance account on behalf of Mr. Masson. The Company agreed to credit the account by $200,000 each year for up to five years, beginning June 1, 2005. Any amounts credited to this account earn interest at the same interest rate that amounts accrue interest under the cash balance benefit. In order to receive any of the amounts credited to this account, Mr. Masson had to have been continuously employed for at least five years unless his employment terminates for a reason other than cause, or for certain other specified reasons. Pursuant to Mr. Masson’s September 30, 2005 letter agreement in connection with his termination of employment effective January 2, 2006, Mr. Masson will receive the current balance in his phantom cash balance account, in an amount equal to $200,000, plus accrued interest.

Committee Reports

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Eastman Kodak Company’s Board of Directors is composed solely of independent directors and operates under a written charter adopted by the Board and most recently amended on February 17, 2004. A copy of the Committee’s charter can be found on our website at www.kodak.com/go/governance.

Management is responsible for the Company’s internal control over financial reporting, the Company’s disclosure controls and procedures and preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm (independent accountants), PricewaterhouseCoopers LLP (PwC), is responsible for performing an independent audit of the consolidated financial statements and of its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report of the results. As outlined in its charter, the Committee is responsible for overseeing these processes.

During 2005, the Committee met and held discussions with management and the independent accountants on a regular basis. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP), and the Committee reviewed and discussed the audited consolidated financial statements with management and the independent accountants.

The Committee discussed with the independent accountants the matters specified by Statement on Auditing Standards No. 61, “Communications with Audit Committee.” The independent accountants provided to the Committee the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussion With Audit Committees.” The Committee discussed with the independent accountants their independence.

The Committee discussed with the Company’s internal auditors and independent accountants the plans for their audits. The Committee met with the internal auditors and independent accountants, with and without management present. The internal auditors and independent accountants discussed with or provided to the Committee the results of their examinations, their evaluations of the Company’s internal control over financial reporting, the Company’s disclosure controls and procedures and the quality of the Company’s financial reporting.

In reliance on these reviews, discussions and reports, the Committee recommended that the Board approve the audited financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and the Board accepted the Committee’s recommendations.

The following fees were paid to PwC for services rendered in 2005 and 2004:

(in millions)	2005	2004

Audit Fees	$17.5	$18.4

Audit-Related Fees	0.2	0.4

Tax Fees	2.6	1.2

All Other Fees	0.1	0.0

	$20.4	$20.0

The Audit Fees related primarily to the annual audit of the Company’s consolidated financial statements (including Section 404 internal control assessment under the Sarbanes-Oxley Act of 2002) included in the Company’s Annual Report on Form 10-K, quarterly reviews of interim financial statements included in the Company’s Quarterly Reports on Forms 10-Q, statutory audits of certain of the Company’s subsidiaries and services relating to filings under the Securities Act of 1933 and the Securities Exchange Act of 1934.

The Audit-Related Fees related primarily to agreed-upon procedures and audits of the Company’s employee benefit plans.

Tax Fees in 2005 consisted of $2.0 million for tax compliance services and $0.6 million for tax planning and advice. Tax Fees in 2004 consisted of $0.8 million for tax compliance services and $0.4 million for tax planning and advice.

The Committee appointed PwC as the Company’s independent accountants. In addition, the Committee approved the scope of non-audit services anticipated to be performed by PwC in 2005 and the estimated budget for those services. The Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, a copy of which is attached to this Proxy Statement as Exhibit II.

William H. Hernandez, Chair
Richard S. Braddock
Paul H. O’Neill
Hector de J. Ruiz

REPORT OF THE CORPORATE RESPONSIBILITY AND GOVERNANCE COMMITTEE

Introduction
While the Company has long practiced and lead in developing and implementing good corporate governance, continuing this tradition is essential to the Company’s future as it undergoes its digital transformation. The Corporate Responsibility and Governance Committee of the Board of Directors is primarily responsible for overseeing the Company’s governance practices and, therefore, is playing a key role in this journey. This Report, an annual voluntary governance practice that the Committee began in 2003, highlights the Committee’s corporate governance activities during 2005.

Committee Composition
The Committee is composed of five directors, each of whom meets the definition of “independence” set forth in the NYSE’s corporate governance listing standards. During 2005, the Committee met seven times and routinely reported its activities to the full Board. In addition, senior management met with the Committee’s Chair on six occasions last year. The Committee acts pursuant to a written charter, which can be accessed electronically in the “Corporate Governance” section at www.kodak.com/go/governance.

Committee Responsibilities
The primary role of the Committee is to assess the independence of Board members; lead the annual evaluation of the Board and its committees; identify and assess candidates for Board membership; oversee the Company’s activities in the areas of environmental and social responsibility, charitable contributions, diversity and equal employment opportunity; and generally oversee the Company’s corporate governance structure. The Committee monitors emerging issues and practices in the area of corporate governance, and pursues those initiatives that it believes will enhance the Company’s governance practices and policies. In addition, the Committee is responsible for, among other things: 1) administering the Board’s Director Selection Process; 2) developing the Board’s Director Qualification Standards; 3) implementing the Board’s director orientation and education programs; 4) overseeing and reviewing the Company’s Corporate Governance Guidelines and Director Independence Standards; and 5) recommending to the Board the compensation for directors. A complete description of the Committee’s responsibilities can be found in its charter.

2005 Governance Initiatives
Over the past year, the Board, under the guidance of the Committee, has continued to refine and improve the Company’s corporate governance. Described below are some of the significant governance actions that the Committee initiated in 2005.

Board Declassification
Based on the Committee’s recommendation, the Board in last year’s proxy statement submitted for your approval a management proposal that all Board members be elected annually. You approved this proposal by a substantial majority and, as a result, the Company amended its Restated Certificate of Incorporation to eliminate the classified system resulting in all board members being elected to one-year terms beginning in 2008. In formulating its recommendation to the Board, the Committee undertook an extensive review of the Board’s structure and sought the advice of external corporate governance experts. The Committee was persuaded by your belief that a non-classified Board increases the Board’s accountability to you and your growing sentiment in favor of annual elections.

Elimination of Super-Majority Voting Provisions
Last year, the Committee also considered the merits of the super-majority voting provisions contained in the Company’s Restated Certificate of Incorporation. The Committee concluded that the elimination of these provisions was in keeping with the Board’s commitment to continually increase the Company’s corporate governance practices and enhance the Board’s accountability to you. Based on the Committee’s recommendation, the Board submitted a proposal in last year’s proxy statement to amend the Company’s Restated Certificate of Incorporation to eliminate its super-majority voting provisions. You approved this proposal by a substantial majority. In light of this, the Company promptly amended its Restated Certificate of Incorporation to eliminate these provisions.

Director Search
The Committee spent a considerable amount of its time last year initiating the search to fill the Board vacancies that will occur over the next year due to the retirement of two directors under the Board’s mandatory retirement policy. As required under the Board’s Director Selection Process, the Committee began this process by assessing the Board’s current and projected strengths and needs. Based on this assessment, it developed a target candidate profile for the positions. Also in accordance with the Board’s selection process, the Committee engaged an external executive search firm to assist in identifying qualified independent candidates who meet the target candidate profile and fit the Board’s Director Qualification Standards. Based on the list of candidates produced, the Committee prepared a list of preferred candidates that it presented to the full Board for input. The Committee is about to begin the process of interviewing the preferred candidates and expects to shortly recommend several candidates to the full Board for its consideration.

Other Key Actions in 2005
Some of the other key actions taken by the Committee last year are described below.

Director Independence
The Committee assessed each non-management director’s independence based upon the Board’s Director Independence Standards and those of the New York Stock Exchange, and made recommendations to the full Board regarding each non-management director’s independence.

Disclosure Practices
Under the Committee’s direction, the Company enhanced its proxy statement disclosure practices in such areas as director compensation, corporate governance and executive compensation.

Board Business Plan
Based on the Committee’s assistance, the Board last year established for the first time an annual board business plan. The business plan is the end product of a formal process developed by the Committee to annually establish and prioritize the Board’s goals. A more detailed description of this process appears on page 19 of this Proxy Statement. The Committee tracked the Board’s performance against its business plan and provided periodic reports to the Board on its progress. Performance against the business plan was also assessed as part of the Board’s 2005 annual evaluation.

Corporate Governance Best Practices
The Committee discussed best practices and evolving developments in the area of corporate governance and received advice in this regard from an external third-party governance expert.

Committee Evaluation
The Committee prepared and conducted an annual self-evaluation, discussed the results of this evaluation and developed an action plan from these discussions to further enhance the Committee’s performance.

Diversity Advisory Panel’s Recommendations
The Committee met with the Company’s Chief Diversity Officer to assess the Company’s progress with regard to the recommendations of the Diversity Advisory Panel, a seven-member, blue-ribbon panel launched in 2001 to provide advice on the Company’s comprehensive diversity strategy and assess future diversity trends and the potential impact on Kodak.

Board Action Plan
The Committee monitored the Board’s performance against the action plan arising from the Board’s 2004 annual evaluation and provided periodic reports to the Board concerning its progress against the action plan.

Committee Structure
Based on results of its 2004 study on improving Board meeting effectiveness, the Committee recommended a change to the Board’s committee structure. The Committee suggested that in order to help balance the Audit Committee’s consistently heavy workload, Audit Committee members will not serve on other committees of the Board. This change was approved by the Board and implemented following the Board’s July 2005 meeting.

Key Activities Planned for 2006
The Committee remains committed to continuous improvement in the Company’s corporate governance policies, practices and procedures, and believes that strong corporate governance is a fundamental ingredient to building shareholder value. Some of the key activities the Committee plans to take in 2006 are described below.

Majority Voting for Board Candidates
The Committee has taken note of the extensive debate concerning the issue of majority voting for board candidates and recognizes the potentially far-reaching implications of this difficult and complex issue. While the Committee has already begun studying and deliberating on this important corporate governance topic, it expects to recommend a position on the issue to the full Board sometime later this year.

Director Orientation and Education Program
The Company’s current continuing director education program generally consists of three elements: 1) periodic visits to Company facilities; 2) periodic training regarding the policies and practices relevant to the Company’s business and operations; and 3) participation in director education workshops and attendance at director education institutes. Recognizing the importance of director training to board accountability, director independence and strong corporate governance, the Committee intends to explore the development of a more formal and robust director education program that provides directors with the opportunity to receive periodic substantive instruction from both internal and external experts on topical issues relating to the responsibilities of directors of public companies and corporate governance matters. The Committee believes an effective director education program provides a board a better understanding of its company’s strategies and business model that will allow its directors to be more effective and efficient.

Debra L. Lee, Chair
Martha Layne Collins
Michael J. Hawley
Delano E. Lewis
Laura D’Andrea Tyson

REPORT OF THE EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

Role of the Committee
The Executive Compensation and Development Committee, as of December 31, 2005, is comprised of four members of the Board of Directors, all of whom are independent in accordance with the Board’s Director Independence Standards, which standards reflect the NYSE’s director independence standards. The principal functions of the Committee include:

•

periodically reviewing and approving the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives, shareholder interests, desired behaviors and corporate culture;

•	periodically reviewing the Company’s executive compensation plans to ensure that they are consistent with the Company’s executive compensation strategy and principles;
•	reviewing and approving the adoption of, and changes to, the Company’s executive compensation and equity-based compensation plans;
•	overseeing the administration of the Company’s executive compensation plans;
•

annually reviewing and approving the goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of these goals and objectives and setting the CEO’s individual elements of total compensation based on this evaluation;

•	overseeing the compensation of the Company’s named executive officers and other executive officers;
•	reviewing the process and plans for the assessment and selection of candidates for the positions of CEO and, if applicable, President;
•	annually overseeing a performance evaluation of the Committee, which includes a comparison of the performance of the Committee with the requirements in its charter; and
•	periodically reviewing the Company’s executive staffing plan and executive development strategies for meeting present and future leadership needs.

To help perform its functions, the Committee makes use of Company resources and regularly retains the services of its external independent compensation consultant.

Executive Compensation Philosophy
The Company’s overall philosophy is to provide an executive compensation package that attracts, retains and motivates world-class executive talent to achieve the Company’s short- and long-term business goals.

In 2005, the Committee engaged in a review of the Company’s executive compensation strategy in light of the Company’s digital transformation business strategy. In the course of this review, the Committee sought the advice and input of both its external independent compensation consultant, as well as Company management. As a result of this review, the executive compensation goals of the Company were reaffirmed, as described below.

Executive Compensation Goals
•	inspire and develop world-class executive talent
•	attract, retain and motivate executives
•	calibrate realized compensation to achievement of short-term and long-term objectives
•	align management and shareholder interests
•	maximize the financial efficiency of the executive compensation program
•	ensure high standards and best practices

In order to achieve these goals, the Company’s executive compensation strategy leverages all elements of market-competitive total compensation to drive profitable growth and superior long-term shareholder value consistent with the Company’s values. Plan design and performance-based differentiation are intended to drive extraordinary rewards for outstanding performance. Consistent with this compensation strategy, the following principles provide a framework for the Company’s executive compensation program.

Executive Compensation Principles
•	Total target compensation for executives should be market competitive. Market competitive is defined as the 50th percentile with differences where warranted.
•

The mix of total compensation elements will reflect competitive market requirements and strategic business needs taking into account differences in managing businesses for “cash” and businesses for “growth.”

•	A significant portion of each executive’s compensation should be at risk, with a positive correlation between the degree of risk and the level of the executive’s responsibility.

•	Compensation is linked to both qualitative and behavioral expectations, and key operational and strategic metrics.
•	Interests of executives are linked with the Company’s owners through stock ownership.
•	Executive compensation will be differentiated on the following bases:
	•	base salaries — on relative responsibility;
	•	short-term variable elements — on performance; and
	•	long-term variable elements — on Company performance and individual execution/leadership.

The Committee’s external consultant has confirmed that the Company’s executive compensation goals and principles continue to be aligned with the Company’s business strategy and best practices.

The Company is in the midst of an extraordinary digital transformation. 2005 marked the first time in the Company’s history that digital revenue exceeded revenue from the traditional business. The Company now has a substantial presence in the graphic communications market and has strengthened its market position in consumer digital with several innovative, new product introductions. At the same time, the Company is aggressively driving a substantial reduction in its traditional manufacturing footprint and managing significant changes in its workforce necessitated by the transformation. Management and the Committee will continue to assess the Company’s executive compensation philosophy to ensure that the objectives, principles and strategies are aligned with the unique nature of its complex and time-constrained digital transformation strategy, and they will make changes as deemed appropriate.

Executive Compensation Practices
In 2005, the Committee’s independent external consultant analyzed the market competitiveness of each element of compensation paid to the Company’s executive officers. The consultant concluded that, in the aggregate, the total compensation for some executive officers is slightly below the market median and that the overall mix of compensation was weighted more heavily to cash compensation. The Committee’s consultant recommended continued emphasis by the Company on equity-based compensation, funded by constraints on cash compensation, in order to address this issue and ensure balance over the long-term. During 2005, various steps were taken by the Company as part of a multi-year plan to close the competitive deficit in long-term incentive compensation for its senior executives, including one-time stock option grants to certain key members of the Company’s senior management team who have played major roles in the Company’s digital transformation, and enhancements to the Company’s long-term incentive compensation rate structure guidelines for senior executives.

The Committee utilizes a number of tools to determine the levels and types of compensation that should be paid to the Company’s executive officers. These tools are described below.

Surveys
Each year, the Company participates in surveys conducted by external consultants. The companies included in these surveys are those the Company competes with for executive talent. Due to the unique product mix of the Company’s business, during 2005 the Committee determined to utilize on a going-forward basis national third-party survey data to assess the competitive positioning of the named executive officers and the other executive officers. The survey data reflects general industry companies of comparable size to the Company as measured primarily by revenue and market capitalization.

Peer Group
Starting in 2002, the Company began measuring the competitiveness of its executive compensation program against a comparison group of approximately 15 other leading companies, referred to in this Report as the “Peer Group.” The following criteria were used to select the Peer Group: 1) market capitalization; 2) revenue; 3) consumer/commercial/hi-tech mix; 4) mix of high growth and steady growth companies; and 5) similar industry and data availability. The data received from the Peer Group is size-adjusted so proper comparisons may be drawn. During 2005, the Committee modified the Peer Group to eliminate certain companies that were determined to be less comparable to the Company based on size and focus and to add certain other companies that were determined to be more comparable to the Company based on this criteria.

Aggregate Long-Term Incentive Costs
Each year the Committee asks its independent external consultant to assess the Company’s aggregate costs associated with long-term incentives relative to market practice. The consultant’s analysis focuses on two areas: share dilution and total economic cost, referred to as market value transfer (MVT). MVT measures the economic value of a company’s aggregate long-term incentive awards, at grant date, expressed as a percent of market capitalization. In 2005, the consultant indicated that the Company’s MVT is appropriate in comparison to the Peer Group.

Components of Executive Compensation Program The three components of the Company’s executive compensation program are:
•	base salary;
•	short-term variable pay; and
•	long-term incentives.

In July 2005, the Company announced that the three metrics by which it is being managed are digital revenue growth, cash generation and digital earnings growth. The performance goals of the Company’s short- and long-term compensation plans are aligned with these corporate objectives. That is, the performance goals of the Company’s short-term variable pay plan are digital revenue and investable cash, and the performance goal of the Company’s long-term incentive Leadership Stock Program is digital earnings from operations. The various compensation elements support the key objectives of the Company’s compensation programs. For example, the use of stock options (and in certain instances, SARs) aligns the interests of the Company’s executives with the interests of the shareholders by ensuring that gains accrue to management only when shareholder value appreciates. Performance-based awards, such as the performance stock unit Leadership Stock Program and the short-term variable pay EXCEL plan, ensure that payouts occur only when short- and long-term performance goals have been achieved, and vesting requirements on all equity-based compensation awards encourage the retention of the Company’s executives.

Base Salary
Base salary is the only fixed portion of an executive’s direct compensation. Each senior executive’s base salary is reviewed annually based on the executive’s relative responsibility and market comparisons. As a result of the Company’s emphasis on increased use of equity compensation for its executive officers, the trend has been away from increases in base salary for the Company’s senior executives unless warranted by competitive data or promotion.

Short-Term Variable Pay
Effective January 1, 2002, the Compensation Committee implemented the Executive Compensation for Excellence and Leadership Plan (EXCEL), an executive assessment and short-term variable pay program for the Company’s executives. Payouts under EXCEL are based on the successful attainment of specific financial goals established by the Committee in the first 90 days of each year. For 2005, these financial goals were based on digital revenue growth and investable cash flow. EXCEL places focus on key goals that are critical to the Company’s short- and long-term success, provides a strong tie to current year performance, allows for rewards at an accelerated rate for performance above expectations and for reduced or no awards if performance falls below threshold targets and allows the Committee discretion in assessing individual performance with a particular emphasis on leadership. A description of EXCEL is set forth on page 28.

As a starting point in determining the 2005 corporate funding pool, the Committee noted that the Company substantially exceeded its performance targets for both digital revenue growth and investable cash flow. As a result of these extremely strong results, the 2005 EXCEL performance matrix yielded a payout well in excess of target. In addition, the Committee took into consideration several other factors: 1) the Company’s performance against its 2005 baseline EXCEL metrics described on page 28; 2) the accelerated pace at which the Company implemented its restructuring efforts in response to continued declines in the traditional film business; 3) digital revenues attributable to acquisitions made during the year that were in the Company’s revised financial plan; 4) monetization of intellectual property that was not in the Company’s original financial plan; and 5) the Company’s overall performance.

With regard to the Company’s performance against its 2005 EXCEL baseline metrics, the Committee noted that the Company was ahead of plan in executing its new business model and achieved its supply chain/inventory and improvement goal and its cost reduction goal regarding selling, general, administrative and advertising expenses. Against these positive results, the Committee also considered management’s performance with respect to meeting its target baseline metric for earnings from operations in the traditional business.

After evaluating these results in total and at management’s recommendation, the Committee chose to exercise negative discretion to reduce the size of the 2005 EXCEL corporate funding pool yielded by the performance matrix to 152% of target.

The Compensation Committee determines the amount of the award pool that is allocated to each of the Company’s named executive officers and other executive officers. In making these determinations, the Compensation Committee considers the same factors that are used to assess the Plan’s other participants: performance against pre-established individual goals, leadership and support of the Company’s diversity and inclusion strategy. Funds are allocated to participants based on each participant’s individual performance. The Summary Compensation Table on page 25 lists the awards for 2005 to the named executive officers.

Long-Term Incentives
Beginning in 2004, long-term compensation is provided to the Company’s executives principally in the form of performance stock units under the Leadership Stock Program. Awards under this program are entirely performance-based. Payouts under the Leadership Stock Program are determined by the Company’s performance against specific financial measures for two-year overlapping cycles established by the Committee in the first 90 days of each year. While the performance measure for the 2005-2006 performance cycle of this program originally was set by the Committee as operational earnings per share, in light of the Company’s announcement in July 2005 that it will no longer report operational earnings per share and that digital earnings growth is one of the three key metrics by which the Company is being managed, the Committee revised the measure for this cycle to be digital earnings from operations for 2005 and 2006. The performance measure for the 2004-2005 performance cycle of the Leadership Stock Program was determined by the Committee to remain operational earnings per share during this two-year period, since the cycle was nearing completion at the time of the Company’s announcement. The Committee determined that based on the Company’s operational earnings per share performance for the two-year period from January 1, 2004 through December 31, 2005, the payout under the 2004-2005 performance cycle of the Leadership Stock Program will be equal to 51% of target allocations for all participants. A description of the Leadership Stock Program is set forth on page 31.

In addition to Leadership Stock, the Company’s officers are eligible for an annual grant of stock options. A description of the Company’s stock option program is set forth on page 28. The target Leadership Stock awards for the Company’s officers are reduced to reflect their continuing participation in the stock option program.

The Company also is continuing its practice of periodically awarding grants of restricted stock or stock options to selected executives. These awards generally are made to either: 1) attract new executives or support retention objectives; or 2) recognize exceptional performance.

The Leadership Stock Program has replaced the Performance Stock Program, which measured performance over a three-year period based on the Company’s total shareholder return relative to those companies within the Standard & Poor’s 500 Composite Price Index. Based on the Company’s performance over the final three-year performance cycle ending in 2005, no awards were paid for this cycle.

Share Ownership Program
The Company and the Committee believe that the interests of the Company’s executives should be inseparable from those of its shareholders. The Company aims to link these interests by encouraging stock ownership on the part of its executives.

One program designed to meet this objective is the Company’s share ownership program. All executive officers are required to retain a specified percentage of the shares attributable to stock option exercises or the vesting or earn-out of full value shares (such as restricted shares or Leadership Stock) until they attain specified ownership levels, which are expressed below as a multiple of base salary.

The share ownership requirements operate as follows:

Level	Salary Multiple	Retention Ratio

CEO	5x	100%

COO/President	4x	100%

Executive VPs	3x	75%

Senior VPs	2x	75%

Other Executive Officers	1x	50%

Chief Executive Officer Compensation
On May 10, 2005, the Board of Directors accepted Mr. Daniel A. Carp’s resignation as Chief Executive Officer, effective June 1, 2005, and as Chairman of the Board, effective December 31, 2005, in connection with Mr. Carp’s planned retirement from the Company on January 1, 2006. On that same day, the Board elected Mr. Antonio M. Perez as Chief Executive Officer, effective June 1, 2005, and as Chairman of the Board, effective December 31, 2005.

Compensation Arrangements for Antonio M. Perez in Connection with Election as CEO and Chairman
The compensation arrangements for Mr. Perez in connection with his election as CEO and Chairman were approved by the Committee on May 10, 2005, after extensive discussions spanning two meetings which included the Committee’s independent external compensation consultant and certain members of the Company’s management team (excluding Messrs. Perez and Carp). Effective June 1, 2005, when Mr. Perez became CEO, he received: 1) an annual base salary of $1,100,000 (with the excess over $1 million to be deferred until after Mr. Perez’s retirement in order to preserve the full deductibility for federal income tax purposes of Mr. Perez’s base salary); 2) a one-time cash award of $150,000; 3) a one-time award of 60,000 shares of restricted stock with a five-year vesting schedule with 50% of the shares vesting on the third anniversary of the grant date and 50% of the shares vesting on the fifth anniversary of the grant date; and 4) a one-time award of 300,000 non-qualified stock options with a seven-year term, an exercise price equal to the fair market value of the Company’s common stock on the date of grant and a three-year vesting schedule with one-third of the options vesting on each of the first three anniversaries of the grant date. In addition, effective June 1, 2005, Mr. Perez became eligible to receive: 1) a target performance cash bonus equal to 155% of his base salary under EXCEL, if earned; 2) a target leadership stock allocation of 34,000 units for the 2006-2007 cycle under the Leadership Stock Program, subject to Company performance over the two years of the cycle and minimum vesting requirements; and 3) a target stock option allocation of 72,000 non-qualified stock options under the Company’s Officer Stock Option Program. Effective December 31, 2005, when Mr. Perez became Chairman, he became eligible to receive: 1) a target leadership stock allocation of 50,000 units, commencing with the 2007-2008 cycle, under the Leadership Stock Program, subject to Company performance over the two years of the cycle and minimum vesting requirements; and 2) a target stock option allocation of 100,000 non-qualified stock options under the Company’s officer stock option program. The Company’s CEO and Chairman are required to use Company transportation, whenever possible, for business and personal travel for reasons of safety and security.

Compensation Arrangements for Daniel A. Carp in Connection with Retirement
The compensation arrangements for Mr. Carp in connection with his planned retirement on January 1, 2006 were approved by the Committee on May 10, 2005, after extensive discussions spanning two meetings which included the Committee’s independent external compensation consultant and certain members of the Company’s management team (excluding Messrs. Carp and Perez). The Committee granted “permitted and approved reason” status for all of Mr. Carp’s equity awards, including all stock options, restricted stock and restricted stock units held by Mr. Carp upon his retirement from the Company, which means that Mr. Carp did not forfeit any of his equity awards as a result of his retirement, and all restriction periods on restricted stock or restricted stock units previously granted to Mr. Carp terminated as of January 1, 2006. It should be noted that in the case of all but less than approximately five percent in value of the total equity awards held by Mr. Carp, he would have retained the value of those awards upon his retirement by virtue of the terms of the awards, regardless of whether “permitted and approved reason” status was granted by the Committee.

Base Salary for Messrs. Perez and Carp
As discussed above, in 2005, the Committee increased Mr. Perez’s annual base salary from $975,000 to $1,100,000 in connection with Mr. Perez’s election as CEO and Chairman. For 2006, the Committee chose to maintain Mr. Perez’s annual base salary at $1,100,000. To preserve the Company’s deductibility of all of Mr. Perez’s base salary for U.S. income tax purposes, payment of base salary in excess of $1,000,000 will not be made until after his retirement from the Company.

In 2005, the Committee chose to maintain Mr. Carp’s annual base salary at $1,100,000. To preserve the Company’s deductibility of all of Mr. Carp’s base salary for U.S. income tax purposes, payment of $100,000 of his base salary was deferred until after his retirement from the Company.

Short-Term Variable Pay for Messrs. Perez and Carp
Mr. Perez’s and Mr. Carp’s short-term variable pay, like that of all the Company’s other executives, is payable based upon the successful attainment of specific financial goals established by the Committee each year under the Company’s short-term variable pay plan, EXCEL. As described earlier, for 2005, these financial goals were based on digital revenue growth and investable cash flow. The Committee also considered each of Mr. Perez’s and Mr. Carp’s performance against his key EXCEL performance goals. In particular, the Committee noted that the Company is well underway in the execution of its digital transformation strategy and with regard to its leadership and diversity strategies. The Committee also took into account the results under the 2005 EXCEL baseline metrics and other factors noted earlier in this Report. In addition, the Committee noted that Messrs. Perez and Carp have been the chief architects in the digital transformation strategy of the Company, and that they each made substantial contributions to an effective and seamless CEO and Chairman transition, all of which is in the best interests of the shareholders.

In light of all of the foregoing, the Committee fixed each of Mr. Perez’s and Mr. Carp’s 2005 EXCEL award at 152%, which is the same level it established for the corporate funding pool. The amounts of the awards are listed in the Summary Compensation Table on page 25.

Stock Options for Messrs. Perez and Carp
Effective December 7, 2005, the Committee granted a stock option award to Mr. Perez of 135,000 shares and to Mr. Carp of 108,000 shares. These options were granted under the same terms and conditions as awards made to all officers generally under the Company’s officer stock option program. That is, the options were priced at 100% of the fair market value of the Company’s common stock on the date of grant, have a term of seven years and vest ratably over three years. With respect to Mr. Carp’s award, the stock options will expire on January 1, 2009 as a result of his retirement, pursuant to the terms of the award. The amounts of the grants reflect the revisions to the long-term incentive compensation guidelines discussed earlier in this Report. The Committee determined each of these awards based on its review of competitive benchmark data and an assessment of Mr. Perez’s and Mr. Carp’s respective leadership.

As noted earlier, effective June 1, 2005, the Committee granted a stock option award to Mr. Perez of 300,000 shares in connection with his promotion to CEO. Effective June 1, 2005, the Committee granted a stock option award to Mr. Carp of 91,667 shares under a program to reward key executives for their role in the Company’s digital transformation. The options were priced at 100% of the fair market value of the Company’s common stock on the date of grant, have a term of seven years and vest ratably over three years. Mr. Carp’s stock options will expire on January 1, 2009 as a result of his retirement, pursuant to the terms of the award.

Leadership Stock for Messrs. Perez and Carps
Based on the Company’s operational earnings per share performance for the two-year period from January 1, 2004 through December 31, 2005, the performance formula for the 2004-2005 performance cycle of the Leadership Stock Program derived a payout allocation equal to 51% of target for all participants. This payout results in an award to Mr. Perez of 17,850 restricted units, subject to an additional one-year vesting period. With respect to Mr. Carp, the payout for this performance cycle results in an award to him of 30,600 shares of common stock, which shares are not subject to the one-year vesting period as a result of Mr. Carp’s retirement, under the terms of the plan.

In December 2004, prior to Mr. Perez’s election as CEO and Chairman, the Committee allocated to Mr. Perez a target award for the 2005-2006 performance cycle of the Leadership Stock Program of 32,500 performance stock units. The Committee determined Mr. Perez’s allocation based on its assessment of his leadership and execution. At that time, the Committee allocated to Mr. Carp a target award for the 2005-2006 performance cycle of the Leadership Stock Program of 41,000 performance stock units. The Committee determined Mr. Carp’s allocation based on its assessment of his leadership and execution. Mr. Carp’s actual award for this cycle, if earned, will be prorated to reflect his retirement after completion of one year of the two-year cycle, in accordance with the terms of the plan.

The Committee allocated to Mr. Perez a target award for the 2006-2007 performance cycle of the Leadership Stock Program of 63,750 performance stock units. The Committee determined Mr. Perez’s allocation based on its assessment of his leadership and execution. The allocation also reflects the revised long-term incentive compensation guidelines adopted by the Committee, as previously discussed in this Report.

Restricted Stock for Mr. Perez
As noted earlier, effective June 1, 2005, the Committee granted Mr. Perez 60,000 shares of restricted stock in connection with his promotion to CEO.

Performance Stock Program
Based on the Company’s financial performance over the three-year period ending in 2005, neither Mr. Perez nor Mr. Carp received an award for the 2003-2005 performance cycle of the Performance Stock Program. This was the final cycle of this program.

Committee Review of All Components of CEO Compensation
The Committee has reviewed all components of the CEO’s and each named executive officer’s compensation, including salary, bonus, equity and long-term compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation program, the actual projected payout obligations under the Company’s retirement plans and any applicable supplemental enhancements to retirement benefits, and under several potential severance and change-in-control scenarios. Tally sheets setting forth all the above components were prepared by the Committee’s external consultant and reviewed in detail with the Committee.

Based on this review, the Committee finds the CEO’s and each of the named executive officer’s total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable.

It should be noted that when the Committee considers any component of the CEO’s and a named executive officer’s total compensation, the aggregate amounts and mix of components are taken into consideration in the Committee’s decisions. In addition, it is the Committee’s policy to make most compensation decisions in a two-step process to ensure sufficient deliberation over these matters.

Company Policy on Qualifying Compensation
Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1,000,000 paid to any of the named executive officers that are employed by the Company at year-end, unless certain specific and detailed criteria are satisfied. The Committee believes that it is generally in the Company’s best interests to have compensation be deductible under Section 162(m). The Committee also feels, however, that there may be circumstances in which the Company’s interests are best served by maintaining flexibility regardless of whether compensation is fully deductible under Section 162(m).

Timothy M. Donahue, Chair
Martha Layne Collins
Durk I. Jager
Debra L. Lee

Performance Graph and Reporting Compliance

PERFORMANCE GRAPH — SHAREHOLDER RETURN

The following graph compares the performance of the Company’s common stock with the performance of the Standard & Poor’s 500 Composite Stock Price Index and the Dow Jones Industrial Index by measuring the changes in common stock prices from December 31, 2000, plus reinvested dividends.

The graph assumes that $100 was invested on December 31, 2000 in each of the Company’s common stock, the Standard & Poor’s 500 Composite Stock Price Index and the Dow Jones Industrial Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective market capitalizations, measured at the beginning of each relevant time period.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of these forms received by us or written representations furnished to us, we believe that, for the reporting period covering our 2005 fiscal year, due to clerical errors on the part of the Company, an SEC Form 4 filed on behalf of one Director, Debra Lee, and an SEC Form 3 and Form 4 filed on behalf of one executive officer, Philip Faraci, were not filed timely.

By Order of the Board of Directors

Laurence L. Hickey
Secretary and Assistant General Counsel
Eastman Kodak Company
March 27, 2006

Exhibits

EXHIBIT I — CORPORATE GOVERNANCE GUIDELINES

The Board of Directors, acting on the recommendation of its Corporate Responsibility and Governance Committee, has developed and adopted these Governance Guidelines. They establish a common set of expectations to assist the Board and its committees in fulfilling their responsibilities to the Company’s shareholders. In recognition of the continuing evolution of corporate governance best practices, this is a working document that will be periodically reviewed and, if appropriate, revised by the Board.

I. ROLE AND RESPONSIBILITIES OF THE BOARD

Board Role The role of the Board is to actively oversee the effectiveness of management’s policies and decisions, including the execution of its strategies, towards the goal of maximizing the Company’s long-term value for the benefit of its shareholders. While its paramount duty is to the Company’s shareholders, the Board recognizes that the long-term interests of shareholders are advanced by responsibly addressing, as appropriate, the concerns of other stakeholders and interested parties including employees, customers, suppliers, government officials and the public at large.

Board Responsibilities In addition to its general oversight of management, the Board (either directly or through its committees) also performs a number of specific functions including:
•	Maximize Shareholder Return Representing the interests of the Company’s shareholders by maximizing the Company’s long-term value.
•	Strategic Planning Reviewing and approving management’s strategic and business plans, and monitoring performance against the plans.
•	CEO Selection and Succession Selecting, evaluating and compensating the CEO and overseeing the CEO succession planning process.
•	Management Compensation and Development Providing counsel and oversight on the selection, evaluation, development and compensation of senior management.
•	Annual Operating Plans and Budgets Overseeing, understanding and monitoring the Company’s annual operating plans and budgets prepared by management.
•

Controls   Reviewing and assessing the processes and policies in place for maintaining the integrity of the Company, including the integrity of its financial statements, the integrity of its compliance with law, ethics and the Company’s own statement of values, and the integrity of its relationships with employees, customers and suppliers.

•

Risk Management   Reviewing and assessing management’s processes and policies to assess the major risks facing the Company, and periodically reviewing management’s assessment of these major risks and the options for their mitigation.

•	Board Nomination and Evaluation Nominating Directors and Committee members and overseeing the composition, structure, practices and evaluation of the Board and its Committees.
•	Transactions Outside Ordinary Course of Business Evaluating and approving all material Company transactions not arising in the ordinary course of business.

II. DIRECTOR SELECTION AND QUALIFICATION STANDARDS

Independence   The Board will be comprised of a majority of directors who qualify as independent directors under the listing standards of the NYSE. To be considered independent under the NYSE’s rules, the Board must determine that a director does not have any material relationship with the Company. The Board has established “Director Independence Standards” set forth in Appendix A to assist it in determining director independence.

The Board, with assistance from its Corporate Responsibility and Governance Committee, will undertake an annual review to evaluate the independence of its non-employee directors. In advance of the meeting at which this review occurs, each non-employee director will be asked to provide the Board with full information regarding the director’s business and other relationships with the Company and its affiliates and senior management and their affiliates to enable the Board to evaluate the director’s independence.

Selection of New Directors  The entire Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the shareholders. The Corporate Responsibility and Governance Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership.

The Corporate Responsibility and Governance Committee will use the “Director Selection Process” described in Appendix B when recruiting, evaluating and selecting director candidates.

The Company is committed to maintaining its tradition of inclusion and diversity within the Board, and confirms that its policy of non-discrimination based on sex, race, religion or national origin applies in the selection of directors.

Board Membership Criteria  Nominees for director will be selected on the basis of a number of factors, including the nominee’s integrity, reputation, judgment, knowledge, experience, diversity and Board needs. The Board is committed to a diversified membership. The Corporate Responsibility and Governance Committee is responsible for assessing the appropriate balance of skills and characteristics required of Board members. The Board has established “Director Qualification Standards” set forth in Appendix C to assist it in selecting Board nominees.

III. BOARD LEADERSHIP

Chairman of the Board The Board of Directors will elect a Chairman of the Board who will have primary responsibility for scheduling Board meetings, calling special meetings when necessary, setting or proposing the agenda for each meeting and leading the conduct of Board meetings. The CEO of the Company will, in most cases, also be the Chairman of the Board.

Presiding Director   The Board of Directors will also elect a Presiding Director whose primary function will be to ensure that the Board operates independent of the Company’s management. Absent a Board decision to the contrary, the Presiding Director will be the longest-tenured independent member of the Board. Included as part of the Presiding Director’s responsibilities are: convening and chairing regular and special meetings of the independent directors, acting as the principal liaison between the independent directors and the CEO and providing feedback to the CEO from the meetings of the independent directors.

IV. BOARD CONDUCT

Change of Responsibility of Director Directors are expected to report changes in their employment or their business or professional affiliations or responsibilities, including retirement, to both the Chairman of the Board and the Chair of the Corporate Responsibility and Governance Committee. A director will tender a resignation when there is a change in the director’s principal employment. Based on advice from the Corporate Responsibility and Governance Committee, the Board will then decide whether continued Board membership is appropriate under the circumstances.

The CEO and any other officer of the Company who is a director will tender their resignation from the Board when such individual ceases to be the CEO or other officer of the Company. The CEO should not, in most cases, continue as a director after retirement from the Company.

Retirement   A director will retire from the Board at the first Annual Meeting following the director’s 70th birthday.

Equity Ownership   It is expected that each director will develop a meaningful equity interest in the Company within a reasonable period after initial election to the Board and retain such equity interest while serving on the Board. To align the interests of directors and the Company’s shareholders, a director is not permitted to exercise any stock options or sell any restricted shares granted to him or her by the Company unless and until the director owns shares of stock in the Company (either outright or through phantom stock units in the Deferred Compensation Plan for Directors) that have a value equal to at least five times the then maximum amount of the annual retainer which may be taken in cash by the director.

Other Board Memberships    Directors should advise both the Chairman of the Board and the Chair of the Corporate Responsibility and Governance Committee before accepting any other public company directorship. If the Corporate Responsibility and Governance Committee determines a conflict of interest exists by serving on the board of another company, the director is expected to act in accordance with the recommendation of the committee.

Other Audit Committee Memberships    No member of the Audit Committee may serve simultaneously on the audit committees of more than two other public company boards, unless the Board determines that such simultaneous service would not impair such director’s ability to effectively serve on the Audit Committee and such determination is disclosed in the Company’s annual Proxy Statement. Directors will advise both the Chairman of the Board and the Chair of the Corporate Responsibility and Governance Committee prior to accepting an invitation to serve on the audit committee of another public company board.

Communications with the Public    The CEO is responsible for establishing effective communications with the Company’s stakeholder groups (i.e., the press, institutional investors, analysts, customers, suppliers and other constituencies). The Board will look to management to speak for the Company. Board members will refer all inquiries from and communications with the Company’s stakeholder groups to the CEO. In the unusual circumstance where the independent directors need to communicate directly with the press, the Presiding Director will perform this function.

Confidentiality    The Board believes maintaining confidentiality of information and deliberations is an imperative. Information learned during the course of service of the Board is to be held confidential and used solely in furtherance of the Company’s business.

Code of Business Conduct and Ethics    The Company will maintain, and the Audit Committee will oversee compliance with, a code of business conduct and ethics for the directors. Such code as currently in effect is set forth in Appendix D, and such code may be modified and replaced from time to time by the Audit Committee.

V. BOARD MEETINGS

Meeting Attendance Directors are expected to attend Board meetings, meetings of committees on which they serve and meetings of stockholders absent exceptional cause. The Board has established a “Board of Directors Attendance Policy,” a copy of which is attached as Appendix E.

Agenda    The Chairman of the Board will set the agenda for each meeting of the Board. Any director may suggest agenda items and may raise at meetings other matters they consider worthy of discussion.

Board Materials Distributed in Advance    Management will be responsible for assuring that, as a general rule, information and data that are important to the Board’s understanding of the Company’s business and to all matters expected to be considered and acted upon by the Board be distributed in writing to the Board sufficiently in advance of each Board meeting and each action to be taken by written consent to provide the directors a reasonable time to review and evaluate such information and data. Management will make every attempt to see that this material is as concise as possible while still providing the desired information. In the event of a pressing need for the Board to meet on short notice or if such materials would otherwise contain highly confidential or sensitive information, it is recognized that written materials may not be available in advance.

To prepare for meetings, directors should review these materials in advance. Directors will preserve the confidentiality of all materials given and information provided to the Board.

Board Presentations   As a general rule, presentations on specific subjects should be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the material. On those occasions in which the subject matter is too sensitive to distribute in written form, the presentation will be discussed at the meeting.

Strategic Planning   The Board will review the Company’s long-term strategic plan during at least one Board meeting each year specifically devoted to this purpose.

Executive Sessions   The non-management directors will regularly meet in executive session, without management, at least four times per year in connection with regularly scheduled Board meetings. The Presiding Director will preside at all of these executive sessions. If the Presiding Director is not present, the independent directors will choose another independent director to preside at the executive session.

When all of the non-management directors are not independent, the independent directors of the Board will meet in executive session, without the management directors and other members of management, at least one time per year in connection with a regularly scheduled Board meeting. The Presiding Director will preside at this executive session. If the Presiding Director is not present, the independent directors will choose another independent director to preside at the executive session.

VI. COMMITTEE MATTERS

Committees The Company has five standing committees: Audit Committee, Corporate Responsibility and Governance Committee, Executive Committee, Executive Compensation and Development Committee, and the Finance Committee. Each committee will have the duties and responsibilities delegated to it in its charter and in the Company’s by-laws. The Board may form a new committee or disband an existing committee depending on circumstances.

Independence of the Board Committees    Each committee of the Board will be composed entirely of independent directors (with the exception of the Executive Committee whose membership will include the Chairman of the Board).

Committee Agenda   The Chair of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda for each meeting. Each committee will issue a schedule of agenda subjects to be discussed for the ensuing year at the beginning of each year (to the degree these can be foreseen).

Assignment and Rotation of Committee Members    The Corporate Responsibility and Governance Committee is responsible, after consultation with the Chairman of the Board, for making recommendations to the Board with respect to the assignment of committee members and Chairs. After reviewing the Corporate Responsibility and Governance Committee’s recommendations, the Board is responsible for appointing the committee Chairs and members. Consideration will be given to rotating committee Chairs and members periodically at approximately three-year intervals, but the Board does not believe that such a rotation should be mandated as a policy because there may be reasons at a given point in time to maintain an individual director’s committee Chair or membership for a longer period.

Committee Reports    At each Board meeting, the Chair of each committee, or his or her delegate, will report the matters considered and acted upon by such committee at each meeting or by written consent since the preceding Board meeting, except to the extent covered in a written report to the full Board.

VII. DIRECTOR ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

Access to Management The Company expects and encourages its directors to have regular contact with the Company’s senior management. Accordingly, the directors will have full access to the senior management of the Company. To assure that this access is not distracting to the business operations of the Company, the directors are asked to advise the CEO when contacting any member of senior management.

Access to Independent Advisors    The Board has the authority to engage independent legal, financial or other advisors, as it may deem necessary and advisable in fulfilling its obligations and responsibilities, without consulting, or obtaining the approval of, management. Each committee of the Board will also have such power.

VIII. DIRECTOR COMPENSATION

Compensation The Company believes that compensation for non-management directors should be competitive and should encourage increased ownership of the Company’s stock through payment of a portion of the Company’s compensation in stock, deferred compensation stock equivalents or options to purchase the Company’s stock. The Corporate Responsibility and Governance Committee will periodically report to the Board on the status of the Board’s compensation in relation to other large publicly held companies.

Changes    Changes in Board compensation should come at the suggestion of the Corporate Responsibility and Governance Committee, but with full discussion and concurrence by the Board.

Employee Directors    The Company’s employee directors will not receive additional compensation for their service as directors.

IX. DIRECTOR ORIENTATION AND EDUCATION

Director Orientation The Company, under the direction of the Corporate Responsibility and Governance Committee and with the assistance of the Corporate Secretary, conducts orientation for newly elected members of the Board. This orientation familiarizes new directors with, among other things, the Company’s business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct, corporate governance and principal officers. It also includes meetings with and presentations by key management and visits to Company facilities. Each new director will participate in the Company’s director orientation.

Director Education    The Board also recognizes the importance of continuing education for its members. Each director is expected to participate in continuing education in order to maintain the necessary level of expertise to perform his or her responsibilities as a director. The Board acknowledges that director continuing education may be provided in a variety of different forms including: external or internal education programs, presentations or briefings on particular topics, educational materials, meetings with key management and visits to Company facilities. The Company, under the direction of the Corporate Responsibility and Governance Committee and with the assistance of the Corporate Secretary, will assist the directors in pursuing continuing education opportunities.

X. MANAGEMENT EVALUATION AND SUCCESSION

CEO Evaluation The Executive Compensation and Development Committee evaluates the CEO annually, and reviews its actions with the Board. The Board communicates its views to the CEO through the Chair of the Executive Compensation and Development Committee. The Executive Compensation and Development Committee’s evaluation of the CEO is based on a combination of objective and subjective criteria and is discussed in the Company’s annual Proxy Statement.

Succession Planning    Succession planning for the Company’s CEO and President is the entire Board’s responsibility. To assist the Board, the CEO will present to the Executive Compensation and Development Committee an annual report on succession planning for all senior officers of the Company with an assessment of senior officers and their potential to succeed the CEO and other senior management positions. The CEO, together with the Chair of the Executive Compensation and Development Committee, reviews this report with the entire Board. As a matter of policy, the CEO provides the Board, on a regular basis, his or her recommendation as to a successor in the event he or she is no longer able to serve as CEO.

Management Development    The Board, acting through its Executive Compensation and Development Committee, will determine that a satisfactory system is in effect for education, development and orderly succession of senior and mid-level managers throughout the Company. There should be an annual report by the CEO, first to the Executive Compensation and Development Committee, and then to the Board, on the Company’s program for management development.

XI. ANNUAL PERFORMANCE EVALUATIONS

Board Evaluation The Board, under the direction of the Corporate Responsibility and Governance Committee, will annually conduct a self-evaluation to determine whether it and its committees are functioning effectively. The results of this evaluation will be presented to the Board for its review and discussion.

Committee Evaluations    Each committee, with the exception of the Executive Committee, will annually conduct a self-evaluation of its performance. The results of such evaluation will be reported to and reviewed by the Corporate Responsibility and Governance Committee. The Corporate Responsibility and Governance Committee will report the results of its review of these evaluations to the Board.

APPENDIX A: DIRECTOR INDEPENDENCE STANDARDS

Pursuant to the recently finalized NYSE Listing Standards, the Board of Directors has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, the Board will broadly consider all relevant facts and circumstances and will apply the following standards.

1)	A director will not be considered “independent” if, within the preceding three years:
• the director was an employee, or an immediate family member of the director was an executive officer of the Company; or
•

the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company, other than director fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way of continued service with the Company); except that compensation received by an immediate family member of the director for services as a non-executive employee of the Company need not be considered in determining independence under this test; or

•

the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; or

•

the director, or an immediate family member of the director, was employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or

•

the director was employed by another company (other than a charitable organization), or an immediate family member of the director was employed as an executive officer of such company, that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of: a) $1 million or b) 2% of such other company’s consolidated gross revenues; provided, however, that in applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year; and provided, further, that this test applies solely to the financial relationship between the Company and the director’s (or immediate family member’s) current employer — the former employment of the director or immediate family member need not be considered.

2)	The following relationships will not be considered to be material relationships that would impair a director’s independence:
•

Commercial Relationship:  if a director of the Company is an executive officer or an employee, or whose immediate family member is an executive officer of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of: a) $1,000,000 or b) 2% of such other company’s consolidated gross revenues;

•

Indebtedness Relationship:  if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company wherein the director serves as an executive officer;

•

Equity Relationship:  if the director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company where the director serves as an executive officer; or

•

Charitable Relationship:  if a director of the Company, or the spouse of a director of the Company, serves as a director, officer or trustee of a charitable organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of: a) $1,000,000 or b) 2% of that organization’s gross revenues.

3)

For relationships not covered by Section 2 above, or for relationships that are covered, but as to which the Board believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, will be made by the directors who satisfy the independence guidelines set forth in Sections 1 and 2 above. The Company will explain in its Proxy Statement any Board determination that a relationship was immaterial in the event that it did not meet the categorical standards of immateriality set forth in Section 2 above.

4)

For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home; except that when applying the independence tests described above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated.

APPENDIX B: DIRECTOR SELECTION PROCESS

The entire Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the shareholders. The Corporate Responsibility and Governance Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. The Chair of the Corporate Responsibility and Governance Committee will oversee this process.

The Corporate Responsibility and Governance Committee will generally use the following process when recruiting, evaluating and selecting director candidates. The various steps outlined in the process may be performed simultaneously and in an order other than that presented below. Throughout the process, the Committee will keep the full Board informed of its progress.

The Company is committed to maintaining its tradition of inclusion and diversity within the Board, and confirms that its policy of non-discrimination based on sex, race, religion or national origin applies in the selection of Directors.

1)

The Committee will assess the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, its Director Qualification Standards and the Company’s current and future needs.

2)	Using the results of this assessment, the Committee will prepare a target candidate profile.

3)

The Committee will develop an initial list of director candidates by retaining a search firm, utilizing the personal network of the Board and senior management of the Company, and considering any nominees previously recommended.

4)

The Committee will screen the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and the Board’s Director Qualification Standards. From this review, the Committee will prepare a list of preferred candidates and present it to the full Board and the CEO for input.

5)

The Committee will determine if any director has a business or personal relationship with any of the preferred candidates that will enable the director to initiate contact with the candidate to determine his or her interest in being considered for membership to the Board. If necessary, the search firm will be used to initiate this contact.

6)	Whenever possible, the Chair of the Committee, the Presiding Director, at least one other independent member of the Board and the CEO will interview each interested preferred candidate.

7)	Based on input received from the candidate interviews, the Committee will determine whether to extend an invitation to a candidate to join the Board.

8)	A reference check will be performed on the candidate.

9)	Depending on the results of the reference check, the Committee will extend the candidate an invitation to join the Board, subject to election by the Board.

10)	The full Board will vote on whether to elect the candidate to the Board.

11)

The Secretary of the Company will arrange for orientation sessions for newly elected directors, including briefings by senior managers, to familiarize new Directors with the Company’s overall business and operations, strategic plans and goals, financial statements, and key policies and practices, including corporate governance matters.

APPENDIX C: DIRECTOR QUALIFICATION STANDARDS

In addition to any other factors described in the Company’s Corporate Governance Guidelines, the Board should, at a minimum, consider the following factors in the nomination or appointment of members of the Board:

Integrity    Directors should have proven integrity and be of the highest ethical character and share the Company’s values.

Reputation    Directors should have reputations, both personal and professional, consistent with the Company’s image and reputation.

Judgment    Directors should have the ability to exercise sound business judgment on a broad range of issues.

Knowledge    Directors should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations.

Experience    In selecting directors, the Board should generally seek active and former CEOs, CFOs, international operating executives, presidents of large and complex divisions of publicly held companies, and leaders of major complex organizations, including scientific, accounting, government, educational and other non-profit institutions.

Maturity    Directors should value board and team performance over individual performance, possess respect for others and facilitate superior board performance.

Commitment    Directors should be able and willing to devote the required amount of time to the Company’s affairs, including preparing for and attending meetings of the Board and its committees. Directors should be actively involved in the Board and its decision making.

Skills    Directors should be selected so that the Board has an appropriate mix of skills in core areas such as accounting and finance, technology, management, marketing, crisis management, strategic planning, international markets and industry knowledge.

Track Record    Directors should have a proven track record of excellence in their field.

Diversity    Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

Age    Given the Board’s mandatory retirement age of 70, directors must be able to, and should be committed to, serve on the Board for an extended period of time.

Independence    Directors should be independent in their thought and judgment and be committed to represent the long-term interests of all of the Company’s shareholders.

Ownership Stake    Directors should be committed to having a meaningful, long-term equity ownership stake in the Company.

APPENDIX D: DIRECTORS’ CODE OF CONDUCT

The Board of Directors of Eastman Kodak Company has adopted this Directors’ Code of Conduct to guide the directors in recognizing and addressing ethical issues and in ensuring that their activities are consistent with the Company’s values of:
•	respect for the dignity of the individual;
•	uncompromising integrity;
•	trust;
•	credibility;
•	continuous improvement and personal renewal; and
•	recognition and celebration.

The Code is intended as a source of guiding principles, since no code or policy can anticipate every situation that may arise. Directors with questions about the Code’s application to particular circumstances are encouraged to discuss the issue with the Company’s Compliance Officer or with the Chair of the Audit Committee of the Board of Directors.

Compliance with Laws and Company Policies
Directors are expected to comply with applicable laws and Company policies, and to monitor legal and ethical compliance by the Company’s officers and other employees.

Conflicts of Interest
Directors must avoid any conflicts of interest with the Company. A “conflict of interest” exists when a director’s personal or professional interest is adverse to, or may appear to be adverse to, the interests of the Company. Conflicts of interest may also arise when a director, or members of his or her family, or an organization with which the director is affiliated, receives improper benefits as a result of the director’s position. Any situation that involves, or may involve, a conflict of interest must be promptly disclosed to the Company’s Compliance Officer or the Chair of the Audit Committee.

Corporate Opportunities
Directors owe a duty to the Company to advance its legitimate interests. Directors may not take for themselves personally or for other organizations with which they are affiliated opportunities discovered through the use of Company property, information or position. No director may compete with the Company or use Company property, information or position for improper personal gain.

Competition and Fair Dealing
Directors shall endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees and shall oversee fair business dealing by the Company’s officers and employees. No director should take unfair business advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. Directors and members of their immediate families may not accept gifts from outside persons or entities when the gifts are made in order to influence the director’s action as a member of the Board, or where acceptance of the gifts could create the appearance of impropriety.

Confidentiality
Directors must maintain the confidentiality of information entrusted to them by the Company or its customers, and any other information which comes to them about the Company, except when disclosure is authorized or legally required. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company if disclosed.

Protection and Proper Use of Company Assets
Directors must protect the Company’s assets and ensure their efficient use. Directors must not use Company time, employees, supplies, equipment, buildings or other assets for personal benefit, unless the use is approved in advance by the Chair of the Audit Committee or is part of a compensation or expense reimbursement program available to all directors.

Encouraging the Reporting of Any Illegal or Unethical Behavior
Directors should promote ethical behavior and take steps to ensure that the Company: a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; b) encourages employees to report violations of laws, rules, regulations or the Company’s Business Conduct Guide; and c) informs employees that the Company will not permit retaliation for reports made in good faith.

Enforcement
The Board shall determine appropriate actions to be taken in the event of violations of this Code. Directors should communicate any suspected violations of this Code promptly to the Chair of the Audit Committee. The Audit Committee or the Board, or their designee, will investigate violations, and will ensure that appropriate remedial action is taken.

Waivers of the Code of Business Conduct and Ethics
Only the Board or the Audit Committee may waive a Company business conduct or ethics policy for a Kodak director, and the waiver must be promptly disclosed to shareholders.

Annual Review
The Board shall review and reassess the adequacy of this Code annually, and make any amendments that it deems appropriate.

APPENDIX E: DIRECTORS ATTENDANCE POLICY

Regular Meetings
Meeting dates for regular Board and Committee meetings will be set far enough in advance to avoid conflicts with existing commitments of individual Board members that would prevent them from attending the meeting.

Thus, it is expected that each Board member will attend each regularly scheduled Board and Committee meeting, unless:

1)	The director indicated at the time the Board agreed to the schedule that he or she had a previous commitment that precluded his or her attending a specified meeting.

2)	An unexpected event outside the control of the director prevents the director from attending.

All regularly scheduled meetings should, in most circumstances, be attended in person.

Special Meetings
Each director will make a best effort to attend all special Board and Committee meetings. If a director cannot attend a special meeting in person, then he or she may attend by telephone.

Annual Meeting of Shareholders
All Board members are strongly encouraged to attend the annual meeting of the Company’s shareholders.

EXHIBIT II - AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I. STATEMENT OF PRINCIPLES

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted this Pre-Approval Policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

This Pre-Approval Policy establishes two different approaches to pre-approving services: proposed services either may be pre-approved without specific consideration by the Audit Committee (“general pre-approval”) or require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches in this policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. As set forth in this policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved budgeted amounts will also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee shall consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee shall determine whether the audit firm is best positioned to provide the most effective and efficient service.

The non-audit services that have the general pre-approval of the Audit Committee will be reviewed on an annual basis unless the Audit Committee considers a different period and states otherwise. The Audit Committee shall annually review and pre-approve the audit, audit-related and tax services that can be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management or to others.

The independent auditor has reviewed this policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. AUDIT SERVICES

The Audit Committee shall approve the annual audit services engagement terms and fees no later than its review of the independent auditor’s audit plan. Audit services may include the annual financial statement audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations occurring during, and as a result of, the audit. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal control over financial reporting. The Audit Committee shall also approve, if necessary, any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other items.

In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other audit services, which are those services that only the independent auditor reasonably can provide. Other audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

III. AUDIT-RELATED SERVICES

Audit-related services are assurance and related services that traditionally are performed by the independent auditor. Because the Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general pre-approval to audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions, accounting consultations for significant or unusual transactions not classified as “audit services,” assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities, financial audits of employee benefit plans, agreed-upon or expanded audit procedures performed at the request of management and assistance with internal control reporting requirements.

IV. TAX SERVICES

The Audit Committee believes that the independent auditor can provide traditional tax services to the Company such as U.S. and international tax planning and compliance. The Audit Committee will not pre-approve the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

V. OTHER PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee may grant general pre-approval to those permissible non-audit services (other than tax services, which are addressed above) that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached to the end of this policy as Attachment 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VI. PRE-APPROVAL BUDGETED AMOUNTS

Pre-approval budgeted amounts for all services to be provided by the independent auditor shall be reviewed and approved annually by the Audit Committee. Any proposed services exceeding these levels or amounts shall require specific pre-approval by the Audit Committee. On a quarterly basis, the Audit Committee will be provided with updates regarding actual projects and fees by category in comparison to the pre-approved budget.

VII. PROCEDURES

All requests or applications from the independent auditor to provide services that do not require specific approval by the Audit Committee shall be submitted to the Corporate Controller and must include a detailed description of the services to be rendered. The Corporate Controller will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee shall be submitted to the Audit Committee for approval by the Corporate Controller.

VIII. DELEGATION

The Committee Chair is authorized to pre-approve specific engagements or changes to engagements when it is not practical to bring the matter before the Committee as a whole.

Attachment 1
Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client
•	Financial information systems design and implementation
•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports
•	Actuarial services
•	Internal audit outsourcing services
•	Management functions
•	Human resources
•	Broker-dealer, investment adviser or investment banking services
•	Legal services
•	Expert services unrelated to the audit

Annual Meeting Information

2006 ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION

The Learning Center at Miami Valley Research Park 1900 Founders Drive Dayton, OH

DIRECTIONS FROM THE AIRPORT

Go Northwest toward Terminal Drive.
Turn slight right onto Terminal Drive.
Terminal Drive becomes Dayton International Airport Access Road.
Merge onto I-70 East.
Merge onto I-75 South via Exit 33A.
Merge onto US-35 East via Exit 52B.
Take OH-835 / Woodman Drive Exit.
Turn right onto Woodman Drive.
Turn left onto OH-835.
Turn left onto Founders Drive.
Turn left at 1900 Founders Drive.

PARKING

Parking for the Annual Meeting is available in the lot at 1900 Founders Drive. Overflow parking is available in the lot behind the building.

Corporate Directory

BOARD OF DIRECTORS

Mr. Richard S. Braddock
Chairman, MidOcean Partners

Gov. Martha Layne Collins
Chairman & CEO, Kentucky World Trade Center

Mr. Timothy M. Donahue
Executive Chairman, Sprint Nextel Corporation

Dr. Michael J. Hawley
Former Director of Special Projects, MIT

Mr. William H. Hernandez
Senior Vice President, Finance, & CFO, PPG Industries

Mr. Durk I. Jager
Former Chairman, Procter & Gamble

Ms. Debra L. Lee
Chairman and CEO, BET Holdings, Inc.

Mr. Delano E. Lewis
Former U.S. Ambassador to South Africa

Mr. Paul H. O’Neill
Former Secretary of Treasury of the U.S.

Mr. Antonio M. Perez
Chairman & Chief Executive Officer,
Eastman Kodak Company

Dr. Hector de J. Ruiz
CEO, AMD

Dr. Laura D’Andrea Tyson
Dean of London Business School

CORPORATE OFFICERS

Antonio M. Perez	Robert H. Brust
Chairman & Chief Executive Officer	Executive Vice President & Chief Financial Officer

Senior Vice Presidents

Robert L. Berman
Chief Human Resources Officer

Charles S. Brown, Jr.
Chief Administrative Officer

Philip J. Faraci
President,* Consumer Digital Imaging Group & Director, Corporate Strategy, Corporate Business Development

Carl E. Gustin, Jr.
Chief Marketing Officer; Director, Brand Management

Joyce P. Haag
General Counsel

Mary Jane Hellyar
President,* Film and Photofinishing Systems Group

Kevin J. Hobert
President,* Kodak Health Group

James T. Langley
President,* Graphic Communications Group

William J. Lloyd Chief Technical Officer; Director, Research and Development Daniel T. Meek Director, Global Manufacturing and Logistics Eric G. Rodli President,* Entertainment Imaging

Vice Presidents

Charles C. Barrentine
Chief Kodak Operating System Officer

John E. Blake, Jr.
General Manager, Digital Capture and Imaging Products, Consumer Digital Imaging Group

Mary L. Burkhardt
Director, Global Shared Services

Essie L. Calhoun
Chief Diversity Officer and Director, Community Affairs

Jaime Cohen-Szulc
General Manager, EAMER Region, Consumer Digital Imaging Group & Film and Photofinishing Systems Group

Andrew P. Copley
Managing Director, Global Sales and Operations, Graphic Communications Group

Michael W. Jackman
General Manager, Healthcare Information Systems, Kodak Health Group

Jeffrey Jacobson
Chief Operating Officer, Graphic Communications Group, President,* Graphic Solutions & Services

Patrick D. King
General Manager, Home Printing and Kiosks, Consumer Digital Imaging Group

David M. Kiser
Director and Vice President Health, Safety, and Environment

Yusuke Kojima
President, Kodak Japan Ltd.,** General Manager, Japan Region

Michael A. Korizno
General Manager, Americas Region, Consumer Digital Imaging Group & Film and Photofinishing Systems Group

Brad W. Kruchten
General Manager, Film and Photofinishing Services, Film and Photofinishing Systems; President, ** Qualex, Inc.

Anne B. LeGrand
General Manager, Output Systems & Mammography Solutions, Kodak Health Group

L. Jeffrey Markin
Director, Special Projects, Kodak Health Group

Michael L. Marsh
General Manager, Digital Capture Solutions, Kodak Health Group

Diane F. McCue
General Manager, Paper & Output Systems, Film and Photofinishing Systems Group

A. Jeff McLeod
Director, Imaging Specialty, U.S.

Theodore D. McNeff
Director, Special Projects

David G. Monderer
Managing Director, Corporate Business Development

Sandra K. Morris
General Manager, Consumer Imaging Systems, Consumer Digital Imaging Group

Isidre Rosello
General Manager, Graphic Communications Group, Transaction & Industry Solutions

Bjorn Stenslie
General Manager, Worldwide Sales and Marketing, Entertainment Imaging

William G. Tompkins
General Manager, Motion Picture Film Group, Entertainment Imaging

Kim E. VanGelder
Chief Information Officer

Paul A. Walrath
Director, Worldwide Operations, Film & Photofinishing Systems Group

Ying Yeh
Chairman,* Greater China, Director External Affairs, Greater Asia

Secretary	Treasurer	Controller
Laurence L. Hickey Chief Governance Officer	William G. Love	Richard G. Brown, Jr.
Sharon E. Underberg
Assistant Secretary
* Divisional
** Subsidiary of Eastman Kodak Company

NOTICE OF THE 2006 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 10, 2006 at 10:00 a.m. at The Learning Center at Miami Valley Research Park, 1900 Founders Drive, Dayton, OH. The following proposals will be voted on at the Annual Meeting:

1.	Election of the following directors for a term of two years or until their successors are duly elected and qualified:
Martha Layne Collins, Timothy M. Donahue, Delano E. Lewis and Antonio M. Perez.

2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

3.	Shareholder proposal requesting recoupment of executive bonuses in the event of a restatement.

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST item 3.

If you were a shareholder of record at the close of business on March 13, 2006, you are entitled to vote at the Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0205, (585) 724-5492.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, call the Coordinator, Shareholder Services.

By Order of the Board of Directors

Laurence L. Hickey
Secretary and Assistant General Counsel
Eastman Kodak Company
March 27, 2006

EASTMAN KODAK COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Antonio M. Perez and Laurence L. Hickey, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Annual Meeting and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock of Eastman Kodak Company which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on May 10, 2006, or any adjournment thereof.

NOMINEES FOR DIRECTOR: Class I: Martha Layne Collins, Timothy M. Donahue, Delano E. Lewis and Antonio M. Perez

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AGAINST THE SHAREHOLDER PROPOSAL.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:

FOR the election of all nominees for director;
FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and
AGAINST the shareholder proposal.

A	Proposals

The Board of Directors recommends a vote FOR the listed nominees in Item 1, FOR Item 2 and AGAINST Item 3.

1.	Election of Directors
Nominees:
		For	Withhold		For	Withhold

	01 - Martha Layne Collins	☐	☐	03 - Delano E. Lewis	☐	☐

	02 - Timothy M. Donahue	☐	☐	04 - Antonio M. Perez	☐	☐

		For	Against	Abstain

2.	Ratification of the Audit Committee’s Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm.	☐	☐	☐

		For	Against	Abstain

3.	Shareholder Proposal Requesting Recoupment of Executive Bonuses in the Event of a Restatement.	☐	☐	☐

B	Meeting Attendance
I plan to attend the Annual Meeting.	☐	I plan to bring a guest.	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please sign exactly as the name(s) appears on this card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.
Signature 1 - Please keep signature within the box

Signature 2 - Please keep signature within the box

Date (mm/dd/yyyy)
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